Multicurrency Credit Agreement

Among

Cleveland-Cliffs Inc

Various Lenders
From Time to Time Party Hereto

and

Fifth Third Bank, an Ohio banking corporation,
as Administrative Agent and L/C Issuer

Dated as of June 23, 2006

Fifth Third Bank and Banc of America Securities LLC,
as Joint Lead Arrangers and Joint Book Runners

Table of Contents

Section Section 1. Section 1.1. Section 1.2. Section 1.3. Section 2. Section 2.1. Section 2.2. Section 2.3.	Heading Definitions; Interpretation Definitions Interpretation Change in Accounting Principles The Credit Facilities Revolving Credit Commitments Letters of Credit Applicable Interest Rates	Page

Section 2.4. Manner of Borrowing Loans and Designating Currency and Applicable Interest Rates

Section 2.5.
Section 2.6.
Section 2.7.
Section 2.8.
Section 2.9.
Section 2.10.
Section 2.11.
Section 2.12.
Section 2.13.
Section 3.
Section 3.1.
Section 3.2.
Section 4.
Section 4.1.
Section 4.2.
Section 4.3.
Section 5.
Section 5.1.
Section 5.2.
Section 5.3.
Section 5.4.
Section 5.5.
Section 5.6.
Section 5.7.
Section 5.8.
Section 5.9.
Section 5.10.
Section 5.11.
Section 5.12.
Section 5.13.
Section 5.14.
Section 5.15.
Section 5.16.
Section 5.17.
Section 5.18.
Section 5.19.
Section 5.20.
Section 5.21.
Section 5.22.
Section 5.23.
Section 6.
Section 6.1.
Section 6.2.
Section 6.3.
Section 6.4.
Section 6.5.
Section 6.6.
Section 6.7.
Section 6.8.
Section 6.9.
Section 6.10.
Section 6.11.
Section 6.12.
Section 6.13.
Section 6.14.
Section 6.15.
Section 6.16.
Section 6.17.
Section 6.18.
Section 6.19.
Section 6.20.
Section 7.
Section 7.1.
Section 7.2.
Section 7.3.
Section 7.4.
Section 7.5.
Section 7.6.
Section 8.
Section 8.1.
Section 8.2.
Minimum Borrowing Amounts; Maximum Eurocurrency Loans
Maturity of Revolving Loans
Prepayments
Place and Application of Payments
Commitment Terminations
Swing Loans
The Notes
Fees
Hedge Agreements
Conditions Precedent
All Credit Events
Initial Credit Event
The Stock Pledge and Guaranties
Stock Pledge
Guaranties
Further Assurances
Representations and Warranties
Organization and Qualification
Authority and Enforceability
Financial Reports
No Material Adverse Change
Litigation and other Controversies
True and Complete Disclosure
Use of Proceeds; Margin Stock
Taxes
ERISA
Subsidiaries
Compliance with Laws
Environmental Matters
Investment Company
Intellectual Property
Good Title
Labor Relations
Capitalization
Other Agreements
Governmental Authority and Licensing
Approvals
Affiliate Transactions
Solvency
Foreign Assets Control Regulations and Anti-Money Laundering
Covenants
Information Covenants
Inspections
Maintenance of Property, Insurance, Environmental Matters, etc
Preservation of Existence
Compliance with Laws
ERISA
Payment of Taxes
Contracts With Affiliates
No Changes in Fiscal Year
Change in the Nature of Business
Indebtedness
Liens
Restrictions on Joint Ventures
Consolidation, Merger, Sale of Assets, etc
Restricted Investments Prohibited
Dividends and Certain Other Restricted Payments
Limitation on Restrictions
OFAC
Financial Covenants
Limitation on Non-Material Subsidiaries
Events of Default and Remedies
Events of Default
Non-Bankruptcy Defaults
Bankruptcy Defaults
Collateral for Undrawn Letters of Credit
Notice of Default
Expenses
Change in Circumstances and Contingencies
Funding Indemnity
Illegality

Section 8.3. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR

Section 8.4. Section 8.5. Section 8.6. Section 8.7. Section 9. Section 9.1. Section 9.2. Section 9.3. Section 9.4. Section 9.5. Section 9.6.	Yield Protection
Substitution of Lenders
Lending Offices
Discretion of Lender as to Manner of Funding
The Administrative Agent
Appointment and Authorization of Administrative Agent
Administrative Agent and its Affiliates
Action by Administrative Agent
Consultation with Experts
Liability of Administrative Agent; Credit Decision
Indemnity

Section 9.7. Resignation of Administrative Agent and Successor Administrative Agent

Section 9.8. L/C Issuer.

Section 9.9. Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements

Section 9.10.	Designation of Additional Agents

Section 10. Section 10.1.	Miscellaneous Withholding Taxes

Section 10.2.	No Waiver, Cumulative Remedies

Section 10.3.
Section 10.4.
Section 10.5.
Section 10.6.
Section 10.7.
Section 10.8.
Section 10.9.
Section 10.10.
Section 10.11.
Section 10.12.
Section 10.13.
Section 10.14.
Section 10.15.
Section 10.16.
Section 10.17.
Section 10.18.
Section 10.19.
Section 10.20.
Section 10.21.
Section 10.22.
Section 10.23.
Section 10.24.
Signatures Pages
Exhibit A
Exhibit B
Exhibit C
Exhibit D-1
Exhibit D-2
Exhibit E
Exhibit F
Schedule 1
Schedule 5.5
Schedule 5.9
Schedule 5.10
Schedule 5.17
Schedule 6.11
Schedule 6.12
Schedule 6.13
Schedule 6.13(A)
Schedule 6.15
Schedule 6.15(A)
Non-Business Days Documentary Taxes Survival of Representations Survival of Indemnities Sharing of Set-Off Notices Counterparts — — — — — — — — — — — — — — — — — —

Successors and Assigns; Assignments and Participations
Amendments
Headings
Costs and Expenses; Indemnification
Set-off
Entire Agreement
Governing Law
Severability of Provisions
Excess Interest
Construction
Lender’s Obligations Several
USA Patriot Act
Currency
Submission to Jurisdiction; Waiver of Jury Trial
Waiver of Required Notice under Prior Agreement
Notice of Payment Request
Notice of Borrowing
Notice of Continuation/Conversion
Revolving Note
Swing Note
Compliance Certificate
Assignment and Assumption
Commitments
Litigation
Welfare Plans
Subsidiaries
Capitalization
Existing Indebtedness
Existing Liens
Mesabi Joint Ventures
Existing Joint Venture Liens
Permitted Investments
	Existing Investments in Non-Joint Ventures	S-1

Multicurrency Credit Agreement

This Multicurrency Credit Agreement is entered into as of June 23, 2006, by and among Cleveland-Cliffs Inc, an Ohio corporation (the “Borrower”), the various institutions from time to time party to this Agreement as Lenders and Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and L/C Issuer.

The Borrower has requested, and the Lenders have agreed to extend, certain credit facilities on the terms and conditions of this Agreement. In consideration of the mutual agreements set forth in this Agreement, the parties to this Agreement agree as follows:

Section 1. Definitions; Interpretation.

Section 1.1. Definitions. The following terms when used herein shall have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary), provided that the Borrower or the Subsidiary is the surviving entity.

“Additional Commitments” is defined in Section 2.1(b) hereof.

“Adjusted LIBOR” means, for any Borrowing of Eurocurrency Loans, a rate per annum equal to the quotient of (i) LIBOR, divided by (ii) one minus the Reserve Percentage.

“Administrative Agent” means Fifth Third Bank, an Ohio banking corporation, as contractual representative for itself and the other Lenders and any successor pursuant to Section 9.7 hereof.

“Administrative Agent’s Quoted Rate” is defined in Section 2.10(c) hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 30% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 30% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agreement” means this Multicurrency Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Alternative Currency” means any of Australian dollars and Canadian dollars, and any other currency approved by the Administrative Agent, in each case for so long as such currency is readily available to all the Lenders and is freely transferable and freely convertible to U.S. Dollars and the Dow Jones Telerate Service or Reuters Monitor Money Rates Service (or any successor to either) reports a LIBOR for such currency for interest periods of one, two, three, six and twelve calendar months; provided that if any Lender provides written notice to the Borrower (with a copy to the Administrative Agent) that any currency control or other exchange regulations are imposed in the country in which any such Alternative Currency is issued and that in the reasonable opinion of such Lender funding a Loan in such currency is unlawful or subject to unreasonably burdensome legal restrictions, then such currency shall cease to be an Alternative Currency hereunder until such time as all the Lenders reinstate such country’s currency as an Alternative Currency.

“Applicable Margin” means, with respect to Loans, Reimbursement Obligations, and the commitment fees and letter of credit fees payable under Section 2.12 hereof, until the first Pricing Date, the rates per annum shown opposite Level I below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

		Applicable	Applicable
		Margin for Base	Margin for
		Rate Loans and	Eurocurrency Loans	Applicable
	Total Funded Debt	Reimbursement	and Letter of	Margin for
	to EBITDA ratio for	Obligations shall	Credit Fee shall	Commitment Fee
Level	Such Pricing Date	be:	be:	shall be:
	Less than or equal to
I	1.0 to 1.0	0.0%	0.75%	0.175%
	Less than or equal to
	1.5 to 1.0, but
	greater than 1.0 to
II	1.0	0.0%	1.00%	0.20%
	Less than or equal to
	2.0 to 1.0, but
	greater than 1.5 to
III	1.0	0.0%	1.25%	0.225%
IV	Greater than 2.0 to 1.0	0.0%	1.50%	0.25%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after March 31, 2006, the date on which the Administrative Agent is in receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 6.1 hereof. The Applicable Margin shall be established based on the Total Funded Debt to EBITDA ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 6.1 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., the Total Funded Debt to EBITDA ratio shall be deemed to be greater than 2.00 to 1.0). If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders absent manifest error.

“Application” is defined in Section 2.2(b) hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.10), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 3.2 hereof or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Base Rate” means for any day the greater of: (i) the rate of interest announced by the Administrative Agent from time to time as its “prime rate” as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being acknowledged that such rate may not be the Administrative Agent’s best or lowest rate) and (ii) the sum of (x) the Federal Funds Rate, plus (y) 1/2 of 1%.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.3(a) hereof.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and, in the case of Eurocurrency Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders according to their Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as requested by the Borrower pursuant to Section 2.4(a) hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Cincinnati, Ohio or New York, New York and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurocurrency Loan, on which banks are dealing in U.S. Dollar deposits in the interbank Eurocurrency market in London, England and New York, New York and, if the applicable Business Day relates to the borrowing or payment of a Eurocurrency Loan denominated in an Alternative Currency, on which banks and foreign exchange markets are open for business in the city where disbursements of or payments on such Loan are to be made and, if such Alternative Currency is the euro or any national currency of a nation that is a member of the European Economic and Monetary Union, which is a TARGET Settlement Day.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any Person: (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America and securities that are the direct obligations of any member state of the European Union or any other sovereign nation, which at the time of acquisition thereof, was not targeted for sanctions by the Office of Foreign Assets Control of the United States Department of the Treasury so long as the full faith of and credit of such nation is pledged in support thereof, provided that in each case any such obligations shall mature within one year of the date of issuance thereof; (b) investments in commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P or the highest rating available by any other credit agency of national standing or an equivalent rating from a comparable foreign rating agency, in each case maturing within one year of the date of issuance thereof; (c) investments in certificates of deposit or banker’s acceptances issued by any Lender or by any commercial bank having capital and surplus of not less than U.S. $100,000,000 which have a maturity of one year or less; (d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; (e) investments in auction reset securities, which are variable rate securities with interest rates that reset no less frequently than quarterly in each case rated “AA” or better by S&P, “Aa2” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing; (f) investments in variable rate demand notes and bonds that are credit enhanced by any commercial bank having capital and surplus of not less than U.S. $100,000,000; and (g) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), (d), (e) and (f) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change of Control” shall mean and include any Person or related Persons constituting a “group” for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, becoming the beneficial owner or owners, directly or indirectly, of a majority of the Voting Stock (determined by number of votes) of the Borrower (the “Beneficial Owners”); provided that a Change of Control shall not have occurred if the Beneficial Owners include, and are under the general direction and control of, a member or members of the Current Management Group. As used herein, the term “Voting Stock” shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions). As used herein, the term “Current Management Group” shall mean Joseph A. Carrabba, William R. Calfee, John S. Brinzo, David H. Gunning and Donald J. Gallagher and any successors thereto who are appointed by a majority of the Continuing Directors. As used herein, this term “Continuing Director” shall mean any director of the Borrower who either (x) is a director of the Borrower on the date hereof or (y) becomes a director of the Borrower subsequent to the date hereof but prior to the date of the Change of Control and whose election or nomination for election by the shareholders of the Borrower was duly approved by at least two-thirds of the Continuing Directors who were such immediately prior to that time of election or nomination, either by a specific vote of such Continuing Directors or by approval of the proxy statement issued by the Borrower in which such individual was named as a nominee for director of the Borrower.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 3.2 shall be satisfied in a manner acceptable to the Administrative Agent in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral Account” is defined in Section 7.4 hereof.

“Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Contingent Obligation” shall mean as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable principal amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Event” means the advancing of any Loan, the continuation of or conversion into a Eurocurrency Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Damages” means all damages including, without limitation, punitive damages, liabilities, costs, expenses, losses, judgments, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, removal and remedial costs, compliance costs, reasonable investigation expenses, reasonable consultant fees, reasonable attorneys’ and paralegals’ fees and reasonable litigation expenses.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Domestic Subsidiary” means each Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, plus (b) federal, state and local income taxes paid for such period, plus (c) depreciation of fixed assets and amortization of intangible assets for such period; provided, however, that EBITDA for any period shall (y) include the EBITDA for any Person or business unit that has been acquired by the Borrower or any of its Subsidiaries for any portion of such period prior to the date of acquisition, and (z) exclude the EBITDA for any Person or business unit that has been disposed of by the Borrower or any of its Subsidiaries for the portion of such period prior to the date of disposition.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the L/C Issuer, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurocurrency Loan” means a Loan bearing interest at the rate specified in Section 2.3(b) hereof.

“Event of Default” means any event or condition identified as such in Section 7.1 hereof.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Federal Funds Rate” means for any day the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Cincinnati time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to the Administrative Agent for which such rate is being determined.

“Fixed Charge Coverage Ratio” means, at any time the same is to be determined, the ratio of (a) EBITDA for the four fiscal quarters of the Borrower then ended less the sum of Capital Expenditures of the Borrower and its Subsidiaries during such period (excluding from such Capital Expenditures up to U.S. $43,000,000 in Capital Expenditures incurred by Portman Limited during its fiscal year ending December 31, 2005) and Joint Venture Equity Investments during such period less federal, state, and local income taxes paid by the Borrower and its Subsidiaries during such period less all dividends and other distributions paid or payable on or in respect of any class or series of Borrower’s capital stock during such period to (b) Fixed Charges for the same four fiscal quarters then ended.

“Fixed Charges” means, with reference to any period, the sum of (a) the aggregate amount of payments required to be made by the Borrower and its Subsidiaries during such period in respect of all Indebtedness (whether at maturity, as a result of sinking fund redemption, mandatory prepayment, acceleration or otherwise) plus (b) Interest Expense for such period.

“Foreign Subsidiary” means each Subsidiary which is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds Transfer and Deposit Account Liability” means the liability of the Borrower or any of its Subsidiaries owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Borrower and/or any Subsidiary now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to the Borrower or any such Subsidiary by any of such Lenders or their Affiliates.

“GAAP” means generally accepted accounting principles as in effect in the United States as set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Guaranty” and “Guaranties” each is defined in Section 4.2 hereof.

“Hazardous Material” means (a) any “hazardous chemical” as defined in CERCLA and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hedge Agreement” means any interest rate, currency or commodity swap agreements, cap agreements, collar agreements, floor agreements, exchange agreements, forward contracts, option contracts or similar interest rate or currency or commodity hedging arrangements.

“Hedging Liability” means the liability of the Borrower or any Subsidiary to any of the Lenders, or any Affiliates of such Lenders, in respect of any Hedge Agreement as the Borrower or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates.

“Indebtedness” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (f) any reimbursement liability in respect of banker’s acceptances or letters of credit, (g) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, (h) all obligations under any so-called “synthetic lease” transaction entered into by such Person, (i) all obligations under any so-called “asset securitization” transaction entered into by such Person, and (j) all Contingent Obligations; provided, however that the term “Indebtedness” shall not include (i) trade payables arising in the ordinary course of business, (ii) any letter of credit secured by cash or Cash Equivalents, and (iii) up to U.S. $500,000 in obligations under the Agreement for Loan of Minnesota Investment Fund dated August 24, 2004 between United Taconite LLC and the Township of McDavitt.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Income” means, with reference to any period, the sum of all interest revenues of the Borrower and its Subsidiaries for such period determined in accordance with GAAP.

“Interest Period” means, with respect to Eurocurrency Loans and Swing Loans, the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending: (a) in the case of a Eurocurrency Loan, 1, 2, 3, 6 or 12 months thereafter and (b) in the case of a Swing Loan, on the date 1 to 5 days thereafter as mutually agreed to by the Borrower and the Administrative Agent; provided, however, that:

(i) no Interest Period with respect to any of the Revolving Loans or Swing Loans shall extend beyond the Termination Date;

(ii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurocurrency Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iii) for purposes of determining an Interest Period for a Borrowing of Eurocurrency Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Investment” means any investment, made in cash or by delivery of property, by the Borrower or any of its Subsidiaries (i) in any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, guaranty, advance, capital contribution or otherwise, or (ii) in Property.

“Joint Venture” means any corporation, partnership, limited liability company or other entity or organization that has Voting Stock directly or indirectly owned by the Borrower other than (i) any Wholly-Owned Subsidiary, (ii) any trade creditor or customer in which the Borrower or any of its Subsidiaries has made an Investment pursuant to clause (l) of the definition of Restricted Investments, (iii) any entity or organization set forth on Schedule 6.15(A) and (iv) any entity or organization in which the Borrower or any of its Subsidiaries has made an Investment (other than any Investment in an entity or organization that was a Joint Venture immediately prior to such Investment) pursuant to clause (o) of the definition of Restricted Investments, except that those entities or organizations that the Borrower has designated to the Administrative Agent in writing as a Joint Venture shall also be Joint Ventures hereunder.

“Joint Venture Equity Investments” means all Investments by the Borrower and its Subsidiaries in Joint Ventures that are not Subsidiaries of the Borrower, which Investments are made for the purpose of financing Capital Expenditures of a Joint Venture and other obligations of a Joint Venture, other than those Investments made for the purpose of funding operating expenses of such Joint Venture.

“L/C Issuer” means Fifth Third Bank, an Ohio banking corporation.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means U.S. $50,000,000, as reduced pursuant to the terms hereof.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, governmental approval, injunction, judgment, order, consent decree or other applicable binding requirement of any governmental authority, whether federal, state, or local.

“Lenders” means and includes Fifth Third Bank, an Ohio banking corporation, and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 10.10 hereof.

“Lending Office” is defined in Section 8.6 hereof.

“Letter of Credit” is defined in Section 2.2(a) hereof.

“LIBOR” means, for an Interest Period for a Borrowing of Eurocurrency Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars or the relevant Alternative Currency in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurocurrency market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurocurrency Loan scheduled to be made by the Administrative Agent as part of such Borrowing.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars or the relevant Alternative Currency for a period equal to such Interest Period, which appears on the appropriate Telerate Page as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Revolving Loan or Swing Loan, whether outstanding as a Base Rate Loan or Eurocurrency Loan or otherwise as permitted hereunder, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes, the Applications, the Guaranties and each other instrument or document to be executed or delivered by the Borrower or any Subsidiary hereunder or thereunder or otherwise in connection therewith, other than Hedge Agreements.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any of the Pledge Agreements (other than as a result of any action taken or failed to be taken by the any of administrative Agent or any Lender).

“Material Subsidiary” shall mean and include (i) each Wholly-Owned Subsidiary that is a Domestic Subsidiary, except any Wholly-Owned Subsidiary that is a Domestic Subsidiary and does not have (together with its Subsidiaries) (a) at the time of determination thereof, consolidated total assets that constitute more than 10% of the consolidated total assets of the Borrower and its Subsidiaries at such time and (b) consolidated gross revenues for any fiscal year of the Borrower ending on or after December 31, 2005, that constitute more than 10% of the consolidated gross revenues of the Borrower and its Subsidiaries during such fiscal year and (ii) each Domestic Subsidiary that the Borrower has designated to the Administrative Agent in writing as a Material Subsidiary. As of the Closing Date, the Material Subsidiaries are The Cleveland-Cliffs Iron Company, Cliffs Mining Company, Cliffs Sales Company, Northshore Mining Company, Cliffs Minnesota Mining Company, Silver Bay Power Company, Cliffs Empire, Inc., Cliffs TIOP, Inc., and Cleveland-Cliffs International Holding Company.

“Mesabi Joint Ventures” is defined in Section 6.13 hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period.

“Net Worth” means, at any time the same is to be determined, total shareholder’s equity (including capital stock, additional paid-in capital, and retained earnings after deducting treasury stock) which would appear on the balance sheet of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Notes” means and includes the Revolving Notes, the Swing Note, and the Letter of Credit Note.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“Other Hedging Liability” means the liability (other than any Hedging Liability) of the Borrower or any Subsidiary under any Hedge Agreement.

“Original Dollar Amount” means the amount of any Obligation denominated in U.S. Dollars and, in relation to any Loan denominated in an Alternative Currency, the U.S. Dollar Equivalent of such Loan on the day it is advanced or continued for an Interest Period, and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

“Participant” is defined in Section 10.10(d) hereof.

“Participating Interest” is defined in Section 2.2(d) hereof.

“Participating Lender” is defined in Section 2.2(d) hereof.

“Patriot Act” is defined in Section 5.24(b) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means, for each Lender, the percentage of the aggregate Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated, the percentage held by such Lender (including through participation interests in the Swing Loans and Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans, Swing Loans and L/C Obligations then outstanding.

“Permitted Acquired Business” means the entity or assets acquired by the Borrower or a Subsidiary in a Permitted Acquisition, whether before or after the date hereof.

“Permitted Acquisition” means any Acquisition with respect to which the following condition is satisfied: after giving effect to the Acquisition, no Default or Event of Default shall exist, including with respect to the covenants contained in Section 6.19 hereof on a pro forma basis.

“Permitted JV Lien” is defined in Section 6.13 hereof.

“Permitted Lien” is defined in Section 6.12 hereof.

“Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Portman Limited Facility” means the Facility Agreement dated October 24, 1997, between Portman Limited and Commonwealth Bank of Australia, as the same has been, and may further be, amended, modified, supplemented or restated from time to time.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Pledge Agreement” means that certain Pledge Agreement dated the date of this Agreement by and between Borrower and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time.

“Pledge Agreements” means, collectively, the Pledge Agreement and any other pledge agreements delivered to the Administrative Agent pursuant to Section 4.3 hereof, each as such agreement may be amended, modified, supplemented or restated from time to time.

“Prior Agreement” means that Multicurrency Credit Agreement dated as of March 28, 2005, by and among the Borrower, the Lenders party thereto, Fifth Third Bank, an Ohio banking corporation, as Administrative Agent, and Fleet National Bank, a Bank of America company, as Syndication Agent.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“Project Indebtedness” is defined in Section 6.11(c) hereof.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., and any future amendments.

“Reimbursement Obligation” is defined in Section 2.2(c) hereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees and agents of such Person and of such Person’s Affiliates.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“Required Lenders” means, as of the date of determination thereof, Lenders whose aggregate Commitments constitute more than 51% of the sum of the total Commitments, provided that if the Commitments are terminated pursuant to the terms of this Agreement, “Required Lenders” means as of the date of determination thereof, Lenders whose outstanding Loans and interests in Swing Loans and Letters of Credit constitute more than 51% of the sum of the total outstanding Loans and interests in Letters of Credit.

“Reserve Percentage” means, for any Borrowing of Eurocurrency Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurocurrency Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“Responsible Officer” shall mean any of the President, Chairman, Chief Executive Officer, Chief Operating Officer, Vice Chairman, any Executive Vice President, Chief Financial Officer or General Counsel, of the Borrower.

“Restricted Investments” means all Investments except the following:

(a) property, plant and equipment to be used in the ordinary course of business of the Borrower and its Subsidiaries;

(b) current assets arising from the sale of goods and services in the ordinary course of business of the Borrower and its Subsidiaries;

(c) existing Investments in Subsidiaries disclosed on Schedule 5.10 hereof;

(d) Permitted Acquisitions; provided that the Borrower shall deliver to the Administrative Agent at least 10 Business Days prior to any such Acquisition a certificate confirming pro forma compliance with Section 6.19 hereof;

(e) Investments disclosed on Schedule 6.15 hereof;

(f) Investments in cash and Cash Equivalents;

(g) Hedging Liability and Other Hedging Liability to any other Person, in all cases incurred in the ordinary course of business and not for speculative purposes;

(h) Contingent Obligations permitted by Section 6.11 hereof;

(i) mergers and consolidations permitted by Section 6.14 hereof;

(j) loans and advances to directors, employees and officers the Borrower and its Subsidiaries for bona fide business purposes in the ordinary course of business;

(k) Investments by the Borrower or any Wholly-Owned Subsidiary in or to any other Wholly-Owned Subsidiary and Investments by any Subsidiary in the Borrower or any Wholly-Owned Subsidiary;

(l) Investments in securities of trade creditors or customers in the ordinary course of business that are received (i) in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or (ii) in the settlement of debts created in the ordinary course of business;

(m) Investments in Joint Ventures (i) for the purpose of financing such entities’ (X) operating expenses incurred in the ordinary course of business and (Y) reasonable Capital Expenditures and other reasonable obligations that are accounted for by the Borrower and its Subsidiaries as increases in equity in such Joint Ventures; and

(o) Investments of the Borrower and its Subsidiaries to make acquisitions of additional mining interests or for other strategic or commercial purposes; provided that (i) in no event shall the amount of such Investments exceed (X) U.S. $75,000,000 in aggregate and (Y) U.S. $50,000,000 with respect to such Investments that are made in entities or organizations that are not Joint Ventures and (ii), after giving effect to any such Investment, no Default or Event of Default shall exist, including with respect to the covenants contained in Section 6.19 hereof on a pro forma basis; provided further that the Borrower shall deliver to the Administrative Agent at least 10 Business Days prior to any such Investment a certificate confirming such pro forma compliance.

“Revolving Credit” means the credit facility for making Revolving Loans and Swing Loans and issuing Letters of Credit described in Sections 2.1, 2.2 and 2.10 hereof.

“Revolving Loan” is defined in Section 2.1 hereof and, as so defined, includes a Base Rate Loan or a Eurocurrency Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 2.11 hereof.

“SEC” is defined in Section 6.1(f) hereof.

“Security” shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

“Standard Permitted Liens” means, with respect to any Person, any of the following:

(a) inchoate Liens for the payment of taxes which are not yet due and payable or, in the case of the Borrower or any of its Subsidiaries, the payment of which is not required by Section 6.7;

(b) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA);

(c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(d) Liens created by or pursuant to this Agreement;

(e) any interest or title of a lessor under any operating lease;

(f) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of such Person;

(g) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which such Person shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured, provided that, the aggregate amount of such judgments or awards secured by Liens permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $20,000,000 (except to the extent fully (excluding any deductibles or self-insured retention) covered by insurance pursuant to which the insurer has accepted liability therefor in writing) at any one time outstanding;

(h) Liens in the nature of royalties, dedications of reserves or similar rights or interests granted, taken subject to or otherwise imposed on properties consistent with normal practices in the iron ore mining industry;

(i) Liens incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for Indebtedness) or arising by virtue of deposits made in the ordinary course of business to security liability for premiums to insurance carriers and/or benefit obligations to claimants;

(j) leases or subleases of properties, in each case entered into in the ordinary course of business so long as such leases or subleases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries or (ii) materially impair the use (for its intended purposes) or the value of the Property subject thereto;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business in accordance with the past business practices of such Person, and any products or proceeds thereof to the extent covered by such Liens;

(l) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(m) the filing of UCC financing statements in connection with operating leases, consignment of goods or bailment agreements; and

(n) Liens securing reimbursement obligations with respect to trade or commercial letters of credit that encumber only the documents underlying such letters of credit and any products or proceeds thereof to the extent covered by such Liens.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 2.10 hereof.

“Swing Line Sublimit” means U.S. $10,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each is defined in Section 2.10 hereof.

“Swing Note” is defined in Section 2.11 hereof.

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Telerate Page” means the display designated on the Telerate Service (or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates) for the applicable currency.

“Termination Date” means June 23, 2011, or such earlier date on which the Commitments are terminated in whole pursuant to Section 2.9, 7.2 or 7.3 hereof.

“Total Capitalization” means, at any time the same is to be determined, the sum of Total Funded Debt plus Net Worth.

“Total Commitments” means the aggregate amount of Commitments, which shall be Five Hundred Million Dollars ($500,000,000) on the Closing Date and which may be increased pursuant to Section 2.1 hereof or decreased pursuant to Section 2.9 or other applicable provisions hereof.

“Total Consideration” means, with respect to an Acquisition, the sum (but without duplication) of (a) cash paid in connection with any Acquisition, (b) indebtedness payable to the seller in connection with such Acquisition, (c) the fair market value of any equity securities, including any warrants or options therefor, delivered in connection with any Acquisition, (d) the present value of covenants not to compete entered into in connection with such Acquisition or other future payments which are required to be made over a period of time and are not contingent upon the Borrower or its Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a), (b) or (c) above, and (e) the amount of Indebtedness assumed in connection with such Acquisition.

“Total Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness of the Borrower and its Subsidiaries at such time.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused Commitments” means, at any time, the difference between the Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations, provided that Swing Loans outstanding from time to time shall be deemed to reduce the Unused Commitment of the Administrative Agent for purposes of computing the commitment fee under Section 2.12(a) hereof.

“U.S. Dollar Equivalent” means (a) the amount of any Obligation denominated in U.S. Dollars, and (b) in relation to any Obligation denominated in an Alternative Currency, the amount of U.S. Dollars that would be realized by converting such Alternative Currency into U.S. Dollars at the exchange rate quoted to the Administrative Agent, at approximately 11:00 a.m. (London time) three Business Days prior to the date on which a computation thereof is required to be made.

“U.S. Dollars” and “U.S. $” each means the lawful currency of the United States of America.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including, without limitation, general partners of a partnership), other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the Voting Stock (except directors’ qualifying shares) of which are owned by any one or more of the Borrower and the Borrower’s other Wholly-Owned Subsidiaries at such time.

Section 1.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Cincinnati, Ohio, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. All terms that are used in this Agreement which are defined in the Uniform Commercial Code of the State of Ohio as in effect from time to time (“UCC”) shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide.

Section 1.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.3 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

Section 2. The Credit Facilities.

Section 2.1. Revolving Credit Commitments. (a) Prior to the Termination Date, each Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make revolving loans (each individually a “Revolving Loan” and, collectively, the “Revolving Loans”) in U.S. Dollars and Alternative Currencies to the Borrower from time to time in an aggregate outstanding Original Dollar Amount up to the amount of such Lender’s Commitment; provided, however, the sum of the (i) aggregate Original Dollar Amount of Revolving Loans, (ii) the aggregate principal amount of Swing Loans and (iii) the aggregate principal amount of L/C Obligations at any time outstanding shall not exceed the sum of all Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Percentages. As provided in Section 2.4(a), and subject to the terms hereof, the Borrower may elect that each Borrowing of Revolving Loans denominated in U.S. Dollars be either Base Rate Loans or Eurocurrency Loans. All Loans denominated in an Alternative Currency shall be Eurocurrency Loans. Revolving Loans may be repaid and reborrowed before the Termination Date, subject to the terms and conditions hereof.

(b) Commitment Increases. The Borrower shall be entitled to request that the Total Commitments be increased by an aggregate amount not to exceed One Hundred Million Dollars ($100,000,000) (such additional Commitments are referred to herein as the “Additional Commitments”); provided that in no event shall the aggregate Total Commitments exceed at any time Six Hundred Million Dollars ($600,000,000); and provided further that (i) at the time of giving effect to any such Commitment increase, no Default or Event of Default then exists, (ii) the Borrower gives the Lenders thirty (30) days prior written notice of such election, (iii) no Lender shall be obligated to increase such Lender’s Commitment without such Lender’s written consent, which may be withheld in such Lender’s sole discretion, (iv) the Administrative Agent is able to arrange, on a best efforts basis, any needed Additional Commitment amounts, which Additional Commitments shall be subject to the terms hereof and the other Loan Documents, and (v) any Person providing any Additional Commitment amount must be reasonably acceptable to the Administrative Agent, the L/C Issuer and the Borrower, if such Person is not already a Lender. In connection with any such increase in the Total Commitments the parties shall execute any documents reasonably requested in connection with or to evidence such increase, including without limitation, an amendment to this Agreement.

(c) Adjustments. On the date (“Funding Date”) of any increase in the Total Commitments permitted by this Agreement, which date shall be designated by the Administrative Agent, each Lender who has an Additional Commitment shall fund to the Administrative Agent such amounts as may be required to cause each such Lender to hold its Percentage of Revolving Loans based upon the Commitments as of such Funding Date, and the Administrative Agent shall distribute the funds so received to the other Lenders in such amounts as may be required to cause each of them to hold its Percentage of Revolving Loans as of such Funding Date. The Lenders receiving such amounts to be applied to Eurodollar Loans may demand payment of the breakage costs under Section 8.1 hereof as though the Borrower had elected to prepay such Eurodollar Loans on such date and the Borrower shall pay the amount so demanded as provided in Section 8.1. The first payment of interest and letter of credit fees received by the Administrative Agent after such Funding Date shall be paid to the Lenders in amounts adjusted to reflect the adjustments of their respective Percentages as of the Funding Date. On the Funding Date each Lender shall be deemed to have either sold or purchased, as applicable, Participating Interests so that upon consummation of all such sales and purchases each Lender, other than the Lender acting as the L/C Issuer, holds an undivided participating interest in each Letter of Credit and each Reimbursement Obligation equal to such Lender’s Percentage as of such Funding Date.

Section 2.2. Letters of Credit. (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the L/C Issuer shall issue standby letters of credit (each a “Letter of Credit”) for the Borrower’s account, and for the benefit of the Borrower and each Material Subsidiary that has complied with Section 4.2 hereof, in an aggregate undrawn face amount up to the L/C Sublimit; provided, however, the sum of the (i) aggregate Original Dollar Amount of Revolving Loans, (ii) the aggregate principal amount of Swing Loans and (iii) the aggregate principal amount of L/C Obligations at any time outstanding shall not exceed the sum of all Commitments in effect at such time. Each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s Percentage of the amount of each drawing under a Letter of Credit and, accordingly, each Letter of Credit shall constitute usage of the Commitment of each Lender pro rata in an amount equal to its Percentage of the L/C Obligations then outstanding.

(b) Applications. At any time before the Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in form and substance acceptable to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or 30 days prior to the Termination Date, in an aggregate face amount as set forth above, upon the receipt of a duly executed application for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.12(b) hereof, and (ii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 360 days and the actual number of days elapsed). Without limiting the foregoing, the L/C Issuer’s obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the terms or conditions of this Agreement (including the conditions set forth in Section 3.1 and the other terms of this Section 2.2).

(c) The Reimbursement Obligations. Subject to Section 2.2(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit and this Agreement, except that reimbursement shall be made by no later than 12:00 Noon (Cincinnati time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:30 a.m. (Cincinnati time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:30 a.m. (Cincinnati time) on the date when such drawing is to be paid, by 12:00 noon on the following Business Day in immediately available funds at the Administrative Agent’s principal office in Cincinnati, Ohio or such other office as the Administrative Agent may designate in writing to the Borrower, and the Administrative Agent shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds; provided that, with respect to drawings for which notice is given after 11:30 a.m. (Cincinnati time), if the Borrower does not reimburse the L/C issuer on the date such drawing is paid, the Borrower shall pay to the L/C Issuer interest on such Reimbursement Obligation from the date such drawing is paid until the date such Reimbursement Obligation is due at a rate per annum (computed on the basis of 360 days and the actual days elapsed) equal to the Applicable Margin plus the Base Rate from time to time in effect. If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations in the manner set forth in Section 2.2(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.2(d) below.

The obligations of the Borrower under this Section 2.2 shall be absolute, irrevocable and unconditional under any and all circumstances and shall not be subject to any set-off, counterclaim or defense to payment that the Borrower may have or has had against the L/C Issuer, the Administrative Agent, any Lender or any other Person. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default, and each payment by a Borrower under this Section 2.2 shall be made without any offset, abatement, withholding or reduction whatsoever.

(d) The Participating Interests. Each Lender (other than the Lender acting as L/C Issuer) severally and not jointly agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided participating interest (a “Participating Interest”) to the extent of its Percentage in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon Borrower’s failure to pay any Reimbursement Obligation on the date and at the time required, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Cincinnati time), or not later than 1:00 p.m. (Cincinnati time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Percentage of such unpaid Reimbursement Obligation together with interest on such amount accrued from the date the L/C Issuer made the related payment to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the L/C Issuer made the related payment to the date 2 Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall, after making its appropriate payment, be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Percentage thereof as a Lender hereunder.

The several obligations of the Participating Lenders to the L/C Issuer under this Section 2.2 shall be absolute, irrevocable and unconditional under any and all circumstances and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or has had against the Borrower, the L/C Issuer, the Administrative Agent, any Lender or any other Person. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitment of any Lender, and each payment by a Participating Lender under this Section 2.2 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Indemnification. The Participating Lenders shall, to the extent of their respective Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 2.2(e) and all other parts of this Section 2.2 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f) Manner of Requesting a Letter of Credit. The Borrower shall provide at least five (5) Business Days’ advance written notice (or such shorter period of time as agreed to by the L/C Issuer) to the Administrative Agent of each request for the issuance of a Letter of Credit, each such notice to be accompanied by a properly completed and executed Application for the requested Letter of Credit and, in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice and the L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of a Letter of Credit.

Section 2.3. Applicable Interest Rates. (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as applicable, and the actual days elapsed) under the Notes on the unpaid principal amount of such Loan from the date such Loan is advanced or created by conversion from a Eurocurrency Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears on the last Business Day of each month and at maturity (whether by acceleration or otherwise).

(b) Eurocurrency Loans. Each Eurocurrency Loan made or maintained by a Lender shall bear interest under the Notes during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable in arrears on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

(c) Default Rate. While any Event of Default exists or after acceleration, the Borrower shall pay interest under the Notes (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans owing by it at a rate per annum equal to:

(i) for any Base Rate Loan or any Swing Loan bearing interest at the Base Rate, the sum of 2.0% per annum plus the Applicable Margin plus the Base Rate from time to time in effect;

(ii) for any Eurocurrency Loan denominated in U.S. Dollars, the sum of 2.0% plus the rate of interest in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect; and

(iii) for any Eurocurrency Loan denominated in an Alternative Currency, the sum of 2.0% plus the rate of interest in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of (A) the Applicable Margin for Eurocurrency Loans plus (B) two percent (2%) plus (C) the rate of interest per annum as determined in good faith by the Administrative Agent (rounded upwards, if necessary, to the next higher 1/100,000 of 1%) at which overnight or weekend deposits (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than one month as the Administrative Agent may elect in good faith) of the relevant Alternative Currency for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the applicable period as determined above and in an amount comparable to the unpaid principal amount of any such Eurocurrency Loan (or, if the Administrative Agent is not placing deposits in such currency in the interbank market, then the Administrative Agent’s cost of funds in such currency for such period); and

provided, however, prior to acceleration, any increase in interest rates pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders and shall be payable under the Notes.

(d) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error. The Original Dollar Amount of each Eurocurrency Loan denominated in an Alternative Currency shall be determined or redetermined, as applicable, effective as of the first day of each Interest Period applicable to such Loan.

Section 2.4. Manner of Borrowing Loans and Designating Currency and Applicable Interest Rates. (a) Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 12:00 noon (Cincinnati time): (i) at least four (4) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurocurrency Loans denominated in an Alternative Currency, (ii) at least 3 Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurocurrency Loans denominated in U.S. Dollars and (iii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 2.5 hereof, a portion thereof, as follows: (i) if such Borrowing is of Eurocurrency Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurocurrency Loans or, if such Eurocurrency Loan is denominated in U.S. Dollars convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurocurrency Loans denominated in U.S. Dollars for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurocurrency Loans denominated in U.S. Dollars for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurocurrency Loans denominated in U.S. Dollars must be given by no later than 10:00 a.m. (Cincinnati time) at least 3 Business Days before the date of the requested continuation or conversion. Notices of the continuation of a Borrowing of Eurocurrency Loans denominated in an Alternative Currency must be given no later than 12:00 noon (Cincinnati time) at least four (4) Business Days before the requested continuation. All notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurocurrency Loans, the currency and Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation (the Borrower hereby indemnifying the Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from the Borrower received pursuant to Section 2.4(a) above and, if such notice requests the Lenders to make Eurocurrency Loans, the Administrative Agent shall give notice to the Borrower and each Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination and, if such Borrowing is denominated in an Alternative Currency, shall give notice by such means to the Borrower and each Lender of the Original Dollar Amount thereof.

(c) Borrower’s Failure to Notify; Automatic Continuations and Conversions. If the Borrower fails to give proper notice of the continuation or conversion of any outstanding Borrowing of Eurocurrency Loans denominated in U.S. Dollars before the last day of its then current Interest Period within the period required by Section 2.4(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 3.1 for the continuation or conversion of a Borrowing of Eurocurrency Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 2.7(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. If the Borrower fails to give proper notice of the continuation of any outstanding Borrowing of Eurocurrency Loans denominated in an Alternative Currency before the last day of its then current Interest Period within the period required by Section 2.4(a) and has not notified the Administrative Agent within the period required by Section 2.7(a) that it intends to prepay such Borrowing, such Borrowing shall automatically be continued as a Borrowing of Eurocurrency Loans in the same Alternative Currency with an Interest Period of one month. In the event the Borrower fails to give notice pursuant to Section 2.4(a) of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 1:00 p.m. (Cincinnati time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit (or, at the option of the Administrative Agent, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

(d) Disbursement of Loans. Not later than 1:00 p.m. (Cincinnati time) on the date of any requested advance of a new Borrowing, subject to Section 3 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Cincinnati, Ohio. The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Cincinnati, Ohio, except that if such Borrowing is denominated in an Alternative Currency each Lender shall, subject to Section 3 hereof, make available its Loan comprising part of such Borrowing at such account with such financial institution as the Administrative Agent has previously specified in a notice to each Lender, in such funds as are then customary for the settlement of international transactions in such currency and no later than such local time as is necessary for such funds to be received and transferred to the Borrower for same day value on the date of the Borrowing. The Administrative Agent shall make the proceeds of each new Borrowing denominated in U.S. Dollars available to the Borrower at the Administrative Agent’s principal office in Cincinnati, Ohio, by depositing such proceeds to the credit of the Borrower’s operating account maintained with the Administrative Agent or as the Borrower and the Administrative Agent may otherwise agree, and the Administrative Agent shall make the proceeds of each new Borrowing denominated in an Alternative Currency available at such account with such financial institution as the Administrative Agent has previously agreed to with the Borrower, in each case in the type of funds received by the Administrative Agent from the Lenders.

(e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. (Cincinnati time) on) the date on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent, in reliance upon such assumption may (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date 2 Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day, or, in the case of a Loan denominated in an Alternative Currency, the cost to the Administrative Agent of funding the amount it advanced to fund such Lender’s Loan, as determined by the Administrative Agent and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day or in the case of a Loan denominated in an Alternative Currency, the rate established by Section 2.3(c)(iii) for Eurocurrency Loans denominated in such currency. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the requesting Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 8.1 hereof so that such Borrower will have no liability under such Section with respect to such payment.

Section 2.5. Minimum Borrowing Amounts; Maximum Eurocurrency Loans. Each Borrowing of Base Rate Loans shall be in an amount not less than U.S. $250,000. Each Borrowing of Eurocurrency Loans advanced, continued or converted under the Revolving Credit shall be in an amount not less than an Original Dollar Amount of U.S. $1,000,000 or such greater amount in units of the relevant currency as would have the Original Dollar Amount most closely approximating $100,000 or an integral multiple thereof. Without the Administrative Agent’s consent, there shall not be more than five (5) Borrowings of Eurocurrency Loans outstanding hereunder at any one time.

Section 2.6. Maturity of Revolving Loans. Each Revolving Loan and, without limiting the effect of Section 2.10 hereof, Swing Loan, both for principal and interest, shall mature and become due and payable by the Borrower on the Termination Date.

Section 2.7. Prepayments. (a) Voluntary. The Borrower may prepay without premium or penalty (except as set forth in Section 8.1 below) and in whole or in part any Borrowing of (x) Eurocurrency Loans denominated in U.S. Dollars at any time upon 3 Business Days prior notice by the Borrower to the Administrative Agent, (y) Eurocurrency Loans denominated in an Alternative Currency at any time upon 4 Business Days prior notice by the Borrower to the Administrative Agent, or (z) Base Rate Loans, notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Cincinnati time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurocurrency Loans or Swing Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 8.1 hereof; provided, however, the Borrower may not partially repay a Borrowing (i) if such Borrowing is of Base Rate Loans, in a principal amount less than U.S. $250,000, (ii) if such Borrowing is of Eurocurrency Loans denominated in U.S. Dollars, in a principal amount less than U.S. $1,000,000, (iii) if such Borrowing is denominated in an Alternative Currency, an amount for which the U.S. Dollar Equivalent is less than $1,000,000 and (iv) in each case, unless it is in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.5 remains outstanding.

(b) Mandatory. (i) The Borrower shall, on each date the Commitments are reduced pursuant to Section 2.9, prepay the Revolving Loans and Swing Loans and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding to the amount to which the Commitments have been so reduced.

(ii) If at any time the sum of the aggregate Original Dollar Amount of the Revolving Loans, Swing Loans and the L/C Obligations then outstanding shall be in excess of the Commitments then in effect, the Borrower shall, within five days of such date and without notice or demand, pay over the amount of the excess to the Administrative Agent for the account of the Lenders as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Swing Loans then outstanding until payment in full thereof, with any remaining balance to be applied to the Revolving Loans then outstanding until payment in full thereof, with any remaining balance to be held by the Administrative Agent in the Collateral Account as security for the Obligations owing with respect to the Letters of Credit.

(iii) Unless the Borrower otherwise directs, prepayments of Loans under this Section 2.7(b) in U.S. Dollars shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurocurrency Loans denominated in U.S. Dollars in the order in which their Interest Periods expire and prepayments made in Alternative Currencies under this Section 2.7(b) shall be applied to Borrowings in such Alternative Currency in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.7(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Swing Loans or Eurocurrency Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 8.1 hereof. Each prefunding of L/C Obligations shall be made in accordance with Section 7.4 hereof. The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from the Borrower.

Section 2.8. Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 Noon (Cincinnati time) on the due date thereof at the office of the Administrative Agent in Cincinnati, Ohio (or such other location as the Administrative Agent may designate to the Borrower) or, if such payment is to be made in an Alternative Currency, no later than 12:00 noon local time at the place of payment at such account with such financial institution as the Administrative Agent has previously specified in a notice to the Borrower for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made (i) in U.S. Dollars, in immediately available funds at the place of payment, or (ii) in the case of amounts payable hereunder in an Alternative Currency, in such Alternative Currency in such funds then customary for the settlement of international transactions in such currency, in each case without deduction, set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date 2 Business Days after payment by such Lender is due hereunder, (x) if such scheduled payment was to be made in U.S. Dollars, the Federal Funds Rate for each such day and (y) if such scheduled payment was to be made in an Alternative Currency, the rate established by Section 2.3(c)(iii)(C) hereof for Eurocurrency Loans denominated in such currency and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, (x) if such scheduled payment was to be made in U.S. Dollars, the Base Rate in effect for each such day and (y) if such scheduled payment was to be made in an Alternative Currency, the rate per annum established by Section 2.3(c)(iii) hereof for Eurocurrency Loans denominated in such currency.

Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Sections 7.2 and 7.3 hereof or (y) after written instruction by the Required Lenders after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations and all proceeds received in respect of the collateral pledged pursuant to the Pledge Agreements received, in each instance, by the Administrative Agent or any of the Lenders shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefore, in monitoring, verifying, protecting, preserving or enforcing the Liens granted under the Pledge Agreements, in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 10.13 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of principal and interest on the Swing Notes until paid in full;

(c) third, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of principal on the Notes, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 7.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(e) fifth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower and its Subsidiaries secured by the Pledge Agreements (including, without limitation, Funds Transfer and Deposit Account Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(f) sixth, to the Borrower or whoever else may be lawfully entitled thereto.

Section 2.9. Commitment Terminations. The Borrower shall have the right at any time and from time to time, upon 3 Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Commitments in whole or in part, any partial termination to be (i) in an amount equal to U.S. $1,000,000 or such greater amount that is an integral multiple of U.S. $100,000 and (ii) allocated ratably among the Lenders in proportion to their respective Percentages, provided that the Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Swing Loans and L/C Obligations and the Original Dollar Amount of Revolving Loans then outstanding. Any termination of the Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount. Any termination of the Commitments below the Swing Line Sublimit then in effect shall reduce the Swing Line Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Commitments. Any termination of the Commitments pursuant to this Section 2.9 may not be reinstated.

Section 2.10. Swing Loans. (a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Administrative Agent agrees to make loans in U.S. Dollars to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit; provided, however, the sum of the (i) aggregate Original Dollar Amount of Revolving Loans, (ii) the aggregate principal amount of Swing Loans and (iii) the aggregate principal amount of L/C Obligations at any time outstanding shall not exceed the sum of all Commitments in effect at such time. The Swing Loans may be availed of the Borrower from time to time and borrowings thereunder may be repaid and used again during the period ending on the Termination Date; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto. Each Swing Loan shall be in a minimum amount of U.S. $250,000 or such greater amount that is an integral multiple of U.S. $100,000.

(b) Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum, as selected by the Borrower in accordance with subpart (c) below, equal to (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans from time to time in effect (computed on the basis of a year of 360 days and the actual number of days elapsed) or (ii) the Administrative Agent’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable under the Swing Note prior to such maturity on the last day of each Interest Period applicable thereto.

(c) Requests for Swing Loans. The Borrower shall give the Administrative Agent prior notice (which may be written or oral) no later than 12:00 Noon (Cincinnati time) on the date upon which the Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor. Within 30 minutes after receiving such notice, the Administrative Agent shall in its discretion quote an interest rate to the Borrower at which the Administrative Agent would be willing to make such Swing Loan available to the Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Administrative Agent’s Quoted Rate”). The Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the Borrower does not so immediately accept the Administrative Agent’s Quoted Rate for the full amount requested by the Borrower for such Swing Loan, the Administrative Agent’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Base Rate Loans to the Base Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrower on the date so requested at the offices of the Administrative Agent in Cincinnati, Ohio. Anything contained in the foregoing to the contrary notwithstanding (i) the obligation of the Administrative Agent to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (ii) the Administrative Agent shall not be obligated to make more than one Swing Loan during any one day.

(d) Refunding of Swing Loans. In its sole and absolute discretion, the Administrative Agent may at any time, on behalf of the Borrower (which hereby irrevocably authorizes the Administrative Agent to act on its behalf for such purpose) and with notice to the Borrower, request each Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 7.1(j) or 7.1(k) exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent, in immediately available funds, at the Administrative Agent’s principal office in Cincinnati, Ohio, before 12:00 Noon (Cincinnati time) on the Business Day following the day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.

(e) Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Administrative Agent pursuant to Section 2.10(d) above (because an Event of Default described in Section 7.1(j) or 7.1(k) exists with respect to the Borrower or otherwise), such Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Administrative Agent, purchase from the Administrative Agent an undivided participating interest in the outstanding Swing Loans in an amount equal to its Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans; provided that the foregoing purchases shall be deemed made hereunder without any further action by such Lender or the Administrative Agent. Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Administrative Agent its participation in such Loan. The several obligations of the Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment that any Lender may have or have had against the Borrower, any other Lender or any other Person whatever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

Section 2.11. The Notes. (a) The Revolving Loans made to the Borrower by a Lender shall be evidenced by a single promissory note of that Borrower issued to such Lender in the form of Exhibit D-1 hereto. Each such promissory note is hereinafter referred to as a “Revolving Note” and collectively such promissory notes are referred to as the “Revolving Notes.”

(b) The Swing Loans made to the Borrower by the Administrative Agent shall be evidenced by a single promissory note of the Borrower issued to the Administrative Agent in the form of Exhibit D-2 hereto. Such promissory note is hereinafter referred to as a “Swing Note”.

(c) In respect of the Revolving Credit and Swing Line, each Lender shall record on its books and records or on a schedule to its appropriate Note the amount and currency and type of each Loan advanced, continued or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, and, for any Eurocurrency Loan, the Interest Period and the interest rate applicable thereto. The Lender’s record thereof, whether shown on its books and records or on a schedule to the relevant Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it together with accrued interest thereon. At the request of any Lender and upon such Lender tendering to the Borrower the appropriate Note to be replaced, the Borrower shall furnish a new Note to such Lender to replace any outstanding Note, and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such new Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

(d) In respect of unpaid Reimbursement Obligations owing from the Borrower to the L/C Issuer, the L/C Issuer shall record on its books and records or on a schedule to its Letter of Credit Note the amount of each unpaid Reimbursement Obligation and all outstanding interest and fees applicable thereon. The L/C Issuer’s record thereof, whether shown on its books and records or on a schedule to the Letter of Credit Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of the L/C Issuer to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to pay all unpaid Reimbursement Obligations together with accrued interest and fees thereon. At the request of the L/C Issuer and upon the L/C Issuer tendering to the Borrower the appropriate Note to be replaced, the Borrower shall furnish a new Letter of Credit Note to the L/C Issuer to replace the outstanding Letter of Credit Note, and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such new Note shall set forth the aggregate unpaid Reimbursement Obligations and interest and fees, if any, then outstanding thereon.

(e) The Borrower acknowledges that the Notes are intended to evidence its Indebtedness under this Agreement.

Section 2.12. Fees. (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Lenders according to their Percentages a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Termination Date, unless the Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b) Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 2.2 hereof, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders according to their Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter; provided that, while any Event of Default exists or after acceleration, such rate shall increase by 2% over the rate otherwise payable and such fee shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders; provided however, that prior to acceleration, any rate increase pursuant to the foregoing proviso shall be made at the direction of the Administrative Agent, acting at the request or with the consent of the Required Lenders. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard drawing, negotiation, amendment, transfer and other administrative fees for each Letter of Credit. Such standard fees referred to in the preceding sentence may be established by the L/C Issuer from time to time.

Section 2.13. Hedge Agreements. All Hedge Agreements, if any, between the Borrower and the Subsidiaries and the Lenders and their Affiliates are independent agreements governed by the written provisions of such Hedge Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Agreement, except as otherwise provided in such Hedge Agreements, and any payoff statement from Administrative Agent relating to this Agreement shall not apply to such Hedge Agreements, except as otherwise expressly provided in such payoff statement.

Section 3. Conditions Precedent.

The obligation of each Lender to advance, continue or convert any Loan (other than the conversion into a Base Rate Loan) or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

Section 3.1. All Credit Events. At the time of each Credit Event hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date with respect to which such representations and warranties shall be true and correct as of such earlier date;

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) in the case of any request for an extension of credit under the Revolving Credit, after giving effect to such extension of credit, the aggregate principal amount of all Revolving Loans, Swing Loans and L/C Obligations under this Agreement shall not exceed the aggregate Commitments;

(d) in the case of a Borrowing the Administrative Agent shall have received the notice required by Section 2.4 hereof, in the case of the issuance of any Letter of Credit the L/C Issuer shall have received a duly completed Application together with any fees called for by Section 2.12 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.12 hereof; and

(e) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in subsections (a) through (d), both inclusive, of this Section.

Section 3.2. Initial Credit Event. Before or concurrently with the initial Credit Event:

(a) the Administrative Agent shall have received for each Lender such Lender’s duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.11 hereof;

(b) the Administrative Agent shall have received the Pledge Agreement duly executed by the Borrower and the Guaranties duly executed by each Material Subsidiary, together with (i) original stock certificates or other similar instruments or securities, if any, representing 65% of the issued and outstanding Voting Stock in Cleveland Cliffs International Holdings Company, (ii) a stock power for such stock in Cleveland Cliffs International Holdings Company executed in blank and undated and (iii) a UCC financing statement to be filed against the Borrower, with respect to the collateral described in the Pledge Agreement, as debtor in favor of the Administrative Agent, as secured party;

(c) the Administrative Agent shall have received for each Lender copies of the Borrower’s and each Material Subsidiary’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(d) the Administrative Agent shall have received for each Lender copies of resolutions of the Borrower’s and each Material Subsidiary’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with incumbency certificates and specimen signatures of the persons authorized to execute such documents on the Borrower’s and each Material Subsidiary’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(e) the Administrative Agent shall have received for each Lender copies of the certificates of good standing, or the nearest equivalent in the relevant jurisdiction, for the Borrower and each Material Subsidiary (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of state or other appropriate governmental department or agency of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(f) the Administrative Agent shall have received for each Lender a list of the Authorized Representatives;

(g) the Administrative Agent shall have received for itself and for the Lenders the initial fees called for by Section 2.12 hereof;

(h) the Administrative Agent shall have received for itself the fees otherwise agreed to in writing among them and the Borrower;

(i) the Administrative Agent shall have received financing statement, tax, and judgment lien search results against the Property of the Borrower, each Material Subsidiary and each Joint Venture evidencing the absence of Liens on its Property except for Permitted Liens and Permitted JV Liens;

(j) the Borrower shall have terminated the Prior Agreement and shall have paid all amounts due thereunder and the Administrative Agent shall have received pay-off and lien release letters from secured creditors of the Borrower and each Material Subsidiary (other than with respect to the Portman Limited Facility) setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of the Borrower or any Subsidiary) and containing an undertaking to cause to be delivered to the Administrative Agent UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of the Borrower and each Material Subsidiary, which pay-off and lien release letters shall be in form and substance acceptable to the Administrative Agent;

(k) the Administrative Agent shall have received for each Lender the favorable written opinion of counsel to the Borrower and each Material Subsidiary, in form and substance satisfactory to the Administrative Agent; and

(l) the Administrative Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

Section 4. The Stock Pledge and Guaranties.

Section 4.1. Stock Pledge. (a) The Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall be secured by a valid, perfected, and enforceable Lien on all right, title, and interest of the Borrower in 65% of the total outstanding Voting Stock held by the Borrower in Cleveland-Cliffs International Holding Company.

(b) In the event that any equity investor in a Joint Venture that is not a Subsidiary grants a Lien on its equity interest in such Joint Venture, promptly after any Responsible Officer receives notice of such Lien, the Borrower shall, promptly upon request of the Administrative Agent, cause the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability to be secured by a valid, perfected and enforceable Lien on all right, title and interest of the Borrower and each Subsidiary in all capital stock and other equity interests held by such Person in such Joint Venture; provided, however, notwithstanding the foregoing, no such Lien shall be required if it could cause a material adverse effect on the Borrower’s or any Subsidiary’s income tax liability.

(c) The Borrower acknowledges and agrees that the Liens on the capital stock and other equity interests required under this Section 4.1 shall be granted to the Administrative Agent for the benefit of the holders of the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability and shall be valid and perfected first priority Liens (except for Permitted Liens).

Section 4.2. Guaranties. The payment and performance of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall at all times be guaranteed by each Material Subsidiary (other than Cleveland-Cliffs International Holding Company) pursuant to one or more guaranty agreements in form and substance reasonably acceptable to the Administrative Agent (as the same may be amended, modified or supplemented from time to time, individually a “Guaranty” and collectively the “Guaranties”); provided, however, notwithstanding the foregoing, no such guaranty will be required by a Material Subsidiary if doing so could have a material adverse effect on the Borrower’s or the Material Subsidiary’s income tax liability.

Section 4.3. Further Assurances. The Borrower agrees that it shall, and shall cause each of its Subsidiaries to, from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect the Liens required by Section 4.1. In the event the Borrower or any Subsidiary forms or acquires any other Subsidiary after the date hereof, the Borrower shall, in accordance with Section 4.2, promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty and/or a pledge agreement, as the Administrative Agent may then require, and the Borrower shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith; provided, however, notwithstanding the foregoing, no such guaranty will be required by a Material Subsidiary if doing so could have a material adverse effect on the Borrower’s or the Material Subsidiary’s income tax liability.

Section 5. Representations and Warranties.

The Borrower represents and warrants to each Lender and the Administrative Agent, and agrees, that:

Section 5.1. Organization and Qualification. The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage and (iii) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

Section 5.2. Authority and Enforceability. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes in evidence thereof, and to perform all of its obligations hereunder and under the other Loan Documents executed by it and grant the Liens described in the Pledge Agreement. Each Material Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and by each Material Subsidiary have been duly authorized, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, articles of incorporation or by-laws, articles of association or operating agreement, partnership agreement or other similar document) of the Borrower or any Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Subsidiary or any of its Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary other than the Liens granted in favor of the Administrative Agent pursuant to the Pledge Agreements or any other Liens created by or pursuant to this Agreement.

Section 5.3. Financial Reports. The audited consolidated financial statements of the Borrower and its Subsidiaries as at December 31, 2005, and the unaudited interim consolidated financial statements of the Borrower and its Subsidiaries as at March 31, 2006, for the 3 months then ended, heretofore furnished to the Administrative Agent, fairly and adequately present, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither the Borrower nor any Subsidiary has contingent liabilities or judgments, orders or injunctions against it that are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 6.1 hereof.

Section 5.4. No Material Adverse Change. Since March 31, 2006, there has been no change in the condition (financial or otherwise) the Borrower and its Subsidiaries except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.5. Litigation and other Controversies. Except as set forth on Schedule 5.5, there is no litigation, arbitration or governmental proceeding pending or, to the knowledge of the Borrower and its Subsidiaries, threatened against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

Section 5.6. True and Complete Disclosure. All information furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein, is true and accurate in all material respects and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in light of the circumstances under which such information was provided; provided that to the extent any such information was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized assumptions reasonable at the time made and due care in the preparation of such information, report, financial statement, exhibit or schedule.

Section 5.7. Use of Proceeds; Margin Stock. (a)  All proceeds of Loans shall be used by the Borrower to refinance certain existing indebtedness and for working capital purposes and other general corporate purposes (including the funding of Permitted Acquisitions) of the Borrower and its Subsidiaries. No part of the proceeds of any Loan or other extension of credit hereunder will be used by the Borrower or any Subsidiary thereof to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations. Margin Stock (as defined above) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder.

Section 5.8. Taxes. All material tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all material taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of their Property, income or franchises, which are shown to be due and payable in such returns, have been paid except to the extent that the Borrower or any Subsidiary is contesting the same in good faith. The Borrower does not know of any proposed additional material tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and its Subsidiaries have been made for all open years, and for the current fiscal period.

Section 5.9. ERISA. The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and, other than a liability for premiums under Section 4007 of ERISA, does not owe any liability to the PBGC or a Plan under Title IV of ERISA. Except with respect to the Welfare Plans identified on Schedule 5.9, as of the date hereof, neither the Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 5.10. Subsidiaries. Schedule 5.10 correctly sets forth, as of the Closing Date, each Subsidiary of the Borrower, its respective jurisdiction of organization and the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other equity interests of each of its Subsidiaries and also identifies the direct owner thereof.

Section 5.11. Compliance with Laws. The Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental authority, or any subdivision thereof, in respect of the conduct of their businesses and the ownership of their property, except such noncompliances as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.12. Environmental Matters. The Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws, except to the extent that the aggregate effect of all noncompliances could not reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Borrower’s most recent Form 10-K or Form 10-Q filed with the SEC, there are no pending or, to the best knowledge of the Borrower and its Subsidiaries after due inquiry, threatened Environmental Claims, including any such claims (regardless of materiality) for liabilities under CERCLA relating to the disposal of Hazardous Materials, against the Borrower or any of its Subsidiaries or any real property, including leaseholds, owned or operated by the Borrower or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences on any real property, including leaseholds, owned or operated by the Borrower or any of its Subsidiaries that, to the best knowledge of the Borrower and its Subsidiaries after due inquiry, could reasonably be expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such real property, or (ii) to cause any such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property by the Borrower or any of its Subsidiaries under any applicable Environmental Law. Hazardous Materials have not been Released on or from any real property, including leaseholds, owned or operated by the Borrower or any of its Subsidiaries where the costs of remediating such Release may reasonably be expected to have a Material Adverse Effect.

Section 5.13. Investment Company. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.14. Intellectual Property. The Borrower and each of its Subsidiaries owns all the patents, trademarks, permits, service marks, trade names, copyrights, franchises and formulas, or rights with respect to the foregoing, or each has obtained licenses of all other rights of whatever nature necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Effect.

Section 5.15. Good Title. The Borrower and its Subsidiaries have good and marketable title, or valid leasehold interests, to their assets as reflected on the Borrower’s most recent consolidated balance sheet provided to the Administrative Agent, except for sales of assets in the ordinary course of business, subject to no Liens, other than Permitted Liens.

Section 5.16. Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower and its Subsidiaries, threatened against the Borrower or any of its Subsidiaries, except such as could not reasonably be expected to have a Material Adverse Effect.

Section 5.17. Capitalization. Except as disclosed on Schedule 5.17, as of the Closing Date, all outstanding equity interests of the Borrower and each Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable, and there are no outstanding commitments or other obligations of the Borrower or any Subsidiary to issue, and no rights of any Person to acquire, any equity interests in the Borrower or any Subsidiary.

Section 5.18. Other Agreements. Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Borrower, any Subsidiary or any of their Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 5.19. Governmental Authority and Licensing. The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, local, and foreign governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding with respect to any such licenses, permits and approvals that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect is pending or, to the knowledge of the Borrower and its Subsidiaries, threatened.

Section 5.20. Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 5.21. Affiliate Transactions. Neither the Borrower nor any Subsidiary is a party to any contract or agreement with any of its Affiliates (other than any contract or agreement between the Borrower and any Domestic Subsidiary or between any Domestic Subsidiary and any other Domestic Subsidiary) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 5.22. Solvency. The Borrower and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 5.23. Foreign Assets Control Regulations and Anti-Money Laundering. (a)  OFAC. Neither the Borrower nor any of its Subsidiaries is (i) a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) a person who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b) Patriot Act. The Borrower and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as Amended.

Section 6. Covenants.

The Borrower covenants and agrees that, so long as any Loans or Letters of Credit are available to the Borrower hereunder and until all Obligations are paid in full:

Section 6.1. Information Covenants. The Borrower will furnish to the Administrative Agent, with sufficient copies for each Lender:

(a) Quarterly Statements. Within 60 days after the close of each quarterly accounting period in each fiscal year of the Borrower, the Borrower’s consolidated balance sheet as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be in reasonable detail, prepared by the Borrower in accordance with GAAP, and certified by the chief financial officer or other officer of the Borrower acceptable to the Administrative Agent that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Annual Statements. Within 90 days after the close of each fiscal year of the Borrower, a copy of the Borrower’s consolidated balance sheet as of the last day of the fiscal year then ended and the Borrower’s consolidated statements of income, retained earnings, and cash flows for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion (as to scope and going concern) of a firm of independent public accountants of recognized national standing, selected by the Borrower and acceptable to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards.

(c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 6.1(a) and (b), except for financial statements delivered pursuant to Section 6.1(a) with respect to a fiscal quarter that ends on the same date as the end of the Borrower’s fiscal year, a certificate of the chief financial officer or other officer of the Borrower acceptable to Administrative Agent in the form of Exhibit E (x) stating no Default or Event of Default has occurred during the period covered by such statements of, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Borrower is taking with respect to such Default or Event of Default, (y) confirming that the representations and warranties stated in Section 5 remain true and correct in all material respects (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct of such date) and (z) showing the Borrower’s compliance with the covenants set forth in Section 6.19 hereof.

(d) Notice of Default or Litigation. Promptly, and in any event within five Business Days after any Responsible Officer obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any other event which could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) the commencement of, or threat of, or any significant development in, any litigation, labor controversy, arbitration or governmental proceeding pending against the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(e) Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other material information, certificates, reports, statements and completed forms, if any, which the Borrower or any of its Subsidiaries (x) has filed with the Securities and Exchange Commission or any governmental agencies substituted therefor (the “SEC”) or any comparable agency outside of the United States or (y) has furnished to the shareholders of the Borrower.

(f) Environmental Matters. Promptly upon, and in any event within five Business Days after any Responsible Officer obtains knowledge thereof, notice of one or more of the following environmental matters which individually, or in the aggregate, may reasonably be expected to have a Material Adverse Effect: (i) any notice of Environmental Claim against the Borrower or any of its Subsidiaries or any real property owned or operated by the Borrower or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any real property owned or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such real property; (iii) any condition or occurrence on any real property owned or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such real property under any Environmental Law; and (iv) any removal or remedial actions to be taken in response to the actual or alleged presence of any Hazardous Material on any real property owned or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto. In addition, the Borrower agrees to provide the Lenders with copies of all material written communications by the Borrower or any of its Subsidiaries with any Person, government or governmental agency relating to any of the matters set forth in clauses (i)-(iv) above, and such detailed reports relating to any of the matters set forth in clauses (i)-(iv) above as may reasonably be requested by the Administrative Agent or the Required Lenders.

(g) Other Information. From time to time, such other information or documents (financial or otherwise) relating to the Borrower or its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

Any items required to be delivered under Section 6.1(a), (b) or (e) need not to be separately delivered to the Administrative Agent if such items are publicly available through the SEC; provided that such items are filed with the SEC within the time allotted in such Sections and, with respect to each such item other than a Form 10-K or a Form 10-Q, the Borrower furnishes to the Administrative Agent within the time allotted in such Sections a written or electronic notice of such filing.

Section 6.2. Inspections. The Borrower will, and will cause each of its Subsidiaries to, permit officers, representatives and agents of the Administrative Agent or any Lender, to visit and inspect any Property of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with its and their officers and independent accountants, all at such reasonable times upon reasonable advance notice as the Administrative Agent or any Lender may request; provided, however, that prior to the occurrence and continuance of an Event of Default, such visitations and inspections shall be no more frequent than once per fiscal year and shall be at the sole cost and expense of the Administrative Agent or such Lender.

Section 6.3. Maintenance of Property, Insurance, Environmental Matters, etc. (a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep its operating property, plant and equipment in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make to all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto so that at all times such property, plant and equipment are reasonably preserved and maintained and (ii) maintain in full force and effect with financially sound and reputable insurance companies insurance which provides substantially the same (or greater) coverage and against at least such risks as is in accordance with industry practice for operating plant and equipment, and shall furnish to the Administrative Agent upon request full information as to the insurance so carried.

(b) Without limiting the generality of Section 6.3(a), the Borrower and its Subsidiaries: (i) shall comply with, and maintain all real property in compliance with, any applicable Environmental Laws, except to the extent that the aggregate affect of all noncompliance could not reasonably be expected to have a Material Adverse Effect; (ii) shall obtain and maintain in full force and effect all governmental approvals required for its operations at or on its properties by any applicable Environmental Laws; (iii) shall cure as soon as reasonably practicable any violation of applicable Environmental Laws with respect to any of its properties which individually or in the aggregate may reasonably be expected to have a Material Adverse Effect; (iv) shall not, and shall not permit any other Person to, own or operate on any of its properties any unauthorized landfill or dump or hazardous waste treatment, storage or disposal facility as defined pursuant to the RCRA, or any comparable state law, or any comparable law of any other jurisdiction; and (v) shall not use, generate, treat, store, release or dispose of Hazardous Materials at or on any of the real property except in the ordinary course of its business and in compliance with all Environmental Laws. With respect to any Release of Hazardous Materials, the Borrower and its Subsidiaries shall conduct any necessary or required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other response action necessary to remove, cleanup or abate any material quantity of Hazardous Materials released at or on any of its properties as required by any applicable Environmental Law.

Section 6.4. Preservation of Existence. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business, licenses, patents, trademarks, copyrights and other proprietary rights; provided, however, that nothing in this Section 6.4 shall prevent, to the extent permitted by Section 6.15, sales of assets by the Borrower or any of its Subsidiaries, the dissolution or liquidation of any Subsidiary of the Borrower, or the merger or consolidation between or among the Subsidiaries of the Borrower or any other transaction not expressly prohibited hereunder.

Section 6.5. Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, local, and foreign laws, rules, regulations, ordinances and orders applicable to its property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property other than a Permitted Lien.

Section 6.6. ERISA. The Borrower shall, and shall cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property. The Borrower shall, and shall cause each of its Subsidiaries to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan for which the reporting requirements are not waived, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any of its Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any of its Subsidiaries with respect to any post-retirement Welfare Plan benefit.

Section 6.7. Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, all taxes, assessments, fees and other governmental charges imposed upon it or any of its Property, before becoming delinquent and before any penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by proper proceedings and as to which appropriate reserves are provided therefor, unless and until any Lien resulting therefrom attaches to any of its Property.

Section 6.8. Contracts With Affiliates. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than any arrangement between the Borrower and any Domestic Subsidiary or between any Domestic Subsidiary and any other Domestic Subsidiary) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 6.9. No Changes in Fiscal Year. The Borrower shall not change its fiscal year from its present basis.

Section 6.10. Change in the Nature of Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date; provided, however, that the foregoing shall not prevent the acquisition by the Borrower or any of its Subsidiaries of, or the entry into, any line of business that is related or complementary to the business in which they are engaged on the Closing Date. Notwithstanding anything to the contrary herein, the Borrower shall not permit Cleveland-Cliffs International Holding Company to (a) own any assets other than equity interests in Foreign Subsidiaries, (b) construct, create, incur, assume or suffer to exist any Indebtedness (other than as permitted pursuant to Section 6.11(b)), and (c) create, incur or suffer to exist any Lien created for the purpose of securing Indebtedness.

Section 6.11. Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except;

(a) the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of the Borrower and its Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);

(b) intercompany Indebtedness among the Borrower and its Subsidiaries to the extent permitted by Section 6.15;

(c) (i) purchase money Indebtedness of the Borrower and its Subsidiaries, including any such Indebtedness assumed in connection with a Permitted Acquisition, (ii) Capitalized Lease Obligations of the Borrower and its Subsidiaries, including any such obligations assumed in connection with a Permitted Acquisition, and (iii) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets (“Project Indebtedness”), including any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on such assets before the acquisition thereof, and any refinancings of any such Project Indebtedness; provided that, with respect to Project Indebtedness permitted by clause (iii) of this Section, (w) such Project Indebtedness is initially incurred before or within 180 days after such acquisition or the completion of such construction or improvement, (x) such Project Indebtedness shall be secured only by the Property acquired, constructed or improved in connection with the incurrence of such Project Indebtedness, (y) with respect to such Project Indebtedness assumed in connection with a Permitted Acquisition, the amount of such Project Indebtedness shall not exceed 60% of the Total Consideration paid in connection with such Permitted Acquisition and (z) with respect to Project Indebtedness incurred to finance the acquisition of any fixed or capital assets, such Project Indebtedness shall constitute not less than 80% of the aggregate consideration paid with respect to such Property;

(d) customer advances for prepayment of ore sales;

(e) (i) Indebtedness outstanding on the Closing Date and listed on Schedule 6.11 and (ii) refinancings or renewal thereof; provided that any such refinancing or renewed Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith;

(f) Other Hedging Liability to any Person, in all cases incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness in respect of bid, performance, surety, reclamation or other similar bonds or guaranties in the ordinary course of business, or any similar financial assurance obligations under Environmental Laws or worker’s compensation laws or with respect to self-insurance obligations, including guarantees or obligations with respect to letters of credit supporting such obligations (in each case other than for an obligation for money borrowed);

(h) Contingent Obligations in respect of Indebtedness otherwise permitted under this Section 6.11;

(i) secured Indebtedness assumed in connection with a Permitted Acquisition; provided that, (i) such Indebtedness was not incurred in contemplation of such Permitted Acquisition, and (ii) after giving effect to the incurrence of such Indebtedness, the Borrower and its Subsidiaries would be in pro forma compliance with the covenants set forth in Section 6.19; provided, further, that the aggregate outstanding principal amount of all such secured Indebtedness shall not exceed U.S. $30,000,000 at any time outstanding;

(j) Indebtedness incurred in connection with any sale/leaseback transaction permitted pursuant to Section 6.14(e) hereof; and

(k) unsecured Indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section, so long as, after giving effect to such Indebtedness, no Default or Event of Default shall exist, including with respect to the covenants contained in Section 6.19 hereof on a pro forma basis.

Section 6.12. Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below, the “Permitted Liens”):

(a) Standard Permitted Liens;

(b) Liens on Property of the Borrower or any Subsidiary created solely for the purpose of securing Indebtedness permitted by Section 6.11(c) hereof, representing or incurred to finance such Property, provided that, with respect to Indebtedness described in clauses (i) and (ii) of such Section, no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(c) any Lien in existence on the Closing Date and set forth on Schedule 6.12, any continuation or extension thereof or any Lien granted as a replacement or substitute therefor; provided that any such continued, extended, replacement or substitute Lien (i) except as permitted by Section 6.11, does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date, and (ii) does not encumber any Property other than the Property subject thereto on the Closing Date and any products or proceeds thereof to the extent covered by such Lien;

(d) Liens on Property of the Borrower or any Subsidiary created solely for the purpose of securing Indebtedness permitted by Section 6.11(i); provided that any such Liens attach only to the Property acquired pursuant to such Permitted Acquisition and do not encumber any other Property (other than any products or proceeds thereof to the extent covered by such Liens);

(e) Liens on Property of the Borrower any Subsidiary created solely for the purpose of securing Indebtedness permitted by Section 6.11(j); provided that any such Liens attach only to the Property being leased or acquired pursuant to such Indebtedness and do not encumber any other Property (other than any products or proceeds thereof to the extent covered by such Liens);

(f) Liens solely on any cash earnest money deposits in connection with any letter of intent or purchase agreement entered into in connection with a Permitted Acquisition;

(g) Liens on cash or Cash Equivalents securing reimbursement obligations with respect to any standby letter of credit entered into in the ordinary course of business; provided that the aggregate stated amount of such letters of credit at any time outstanding shall not exceed U.S. $25,000,000; and

(h) other Liens with respect to obligations that do not in the aggregate exceed U.S. $5,000,000 at any time outstanding.

Section 6.13. Restrictions on Joint Ventures. The Borrower will not (a) permit any Joint Venture that is not a Subsidiary to contract, create, incur, assume or suffer to exist any Contingent Obligations, (b) agree to the waiver of any provision existing as of the Closing Date that prohibits Liens on any of the capital stock or other equity interests of any Joint Venture, or (c) permit any Joint Venture that is not a Subsidiary to create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described in clauses (i) through (v) below, the “Permitted JV Liens”):

(i) Standard Permitted Liens;

(ii) Liens on Property of such Joint Venture, which Liens are created solely for the purpose of securing purchase money Indebtedness and Capitalized Lease Obligations of such Joint Venture and which Liens represent or were incurred to finance the purchase price of such Property; provided that no such Lien shall extend to or cover other Property of such Joint Venture other than the respective Property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(iii) any Lien on any Property of those Joint Ventures described on Schedule 6.13 hereof (the “Mesabi Joint Ventures”);

(iv) any Lien in existence on the Closing Date and set forth on Schedule 6.13, any continuation or extension thereof or any Lien granted as a replacement or substitute therefore; provided that any such continued, extended, replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date, and (ii) does not encumber any Property other than the Property subject thereto on the Closing Date and any products or proceeds thereof to the extent covered by such Lien;

(v) Liens on cash or Cash Equivalents securing reimbursement obligations with respect to any standby letter of credit entered into in the ordinary course of business;

(vi) Contingent Obligations of Mesabi Joint Ventures; and

(vii) Contingent Obligations in favor of the Administrative Agent and the Lenders.

Section 6.14. Consolidation, Merger, Sale of Assets, etc. The Borrower will not, nor will it permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or agree to any merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its operating properties, including any disposition as part of any sale-leaseback transactions except that this Section shall not prevent:

(a) the sale and lease of inventory in the ordinary course of business;

(b) the sale, transfer or other disposition of any tangible personal property that, in the reasonable judgment of the Borrower or its Subsidiaries, has become uneconomic, obsolete or worn out;

(c) the sale, transfer, lease, or other disposition of Property of the Borrower and its Wholly-owned Subsidiaries to one another;

(d) the merger of any Wholly-owned Subsidiary with and into the Borrower or any other Wholly-owned Subsidiary, provided that, (i) in the case of any merger involving the Borrower, the Borrower is the legal entity surviving the merger and (ii) in the case of any merger involving a Domestic Subsidiary and a Foreign Subsidiary, the Domestic Subsidiary is the legal entity surviving the merger;

(e) the sale, transfer, lease, or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Subsidiaries not more than U.S. $10,000,000 during any fiscal year of the Borrower;

(f) the sale of Polymet Mining Corp. common stock by the Borrower;

(g) the sale of all of the stock of or all or substantially all of the assets of (i) Cliffs Synfuel Corp. and (ii) Lasco Development Corporation;

(h) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to result in a Material Adverse Effect;

(i) licenses or leases of real or personal property in the ordinary course of business so long as such licenses or leases do not individually or in the aggregate interfere in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(j) licenses, sublicenses or similar transactions of intellectual property in the ordinary course of business so long as such licenses or sublicenses or similar transactions do not individually or in the aggregate interfere in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(k) the sale or other disposition of those Investments permitted by clauses (f), (l) and (p) of the definition of Restricted Investments; and

(l) any merger or consolidation of the Borrower or any Subsidiary in connection with a Permitted Acquisition, provided that (i) subject to the following clause (ii), in the case of any merger involving any Wholly-owned Subsidiary, the Wholly-owned Subsidiary is the legal entity surviving the merger, (ii) in the case of any merger involving the Borrower, the Borrower is the legal entity surviving the merger, and (iii) in the case of any merger involving a Foreign Subsidiary and a Domestic Subsidiary, the Domestic Subsidiary is the legal entity surviving the merger.

Section 6.15. Restricted Investments Prohibited. The Borrower will not, nor will it permit any of its Subsidiaries to, have, make or authorize any Restricted Investments.

Section 6.16. Dividends and Certain Other Restricted Payments. After the occurrence and during the continuation of a Default or an Event of Default, the Borrower shall not, nor shall it permit any of its Subsidiaries to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than a dividend payable solely in stock or other equity interests) or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same; provided, however, that the foregoing shall not operate to prevent the making of dividends or distributions by any Subsidiary of the Borrower to its parent corporation.

Section 6.17. Limitation on Restrictions. Except as provided on Schedule 6.17 hereto, the Borrower will not, and it will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay or repay any Indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary, (e) encumber or pledge any of its assets to or for the benefit of the Administrative Agent or (f) guaranty the Obligations, Hedging Liability and Funds Transfer and Deposit Account Liability except for such restrictions existing under or by reason of (i) applicable law; (ii) this Agreement and the other Loan Documents; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary; (iv) customary provisions restricting assignment of any agreement entered into by the Borrower or any Subsidiary in the ordinary course of business; (v) any holder of a Permitted Lien restricting the transfer of the Property subject thereto; (vi) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 6.14 hereof pending the consummation of such sale; (vii) any agreement in effect at the time any Subsidiary becomes a Subsidiary, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary; (viii) in the case of any Joint Venture, restrictions in such person’s organizational documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the equity interests of or Property held in the subject Joint Venture; (ix) any agreements evidencing Indebtedness incurred pursuant to Section 6.11(c), (e), (i), (j), or (k); or (x) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the agreements referred to in clause (vii) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Section 6.18. OFAC. The Borrower will not, nor will it permit any of its Subsidiaries to, (i) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, or (iii) otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 6.19. Financial Covenants. (a) Minimum EBITDA. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower during the periods specified below, permit EBITDA for four fiscal quarters of the Borrower then ended to be less than $200,000,000.

(b) Maximum Ratio of Total Funded Debt to EBITDA. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower, permit the ratio of Total Funded Debt at such time to EBITDA for the four fiscal quarters of the Borrower then ended to be more than 2.50 to 1.00.

(c) Minimum Fixed Charge Coverage Ratio. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower, permit the Fixed Charge Coverage Ratio at such time to be less than 3.00 to 1.00.

Section 6.20. Limitation on Non-Material Subsidiaries. The Borrower shall not permit (i), at any time, the aggregate book value of the assets of all Domestic Subsidiaries that are not Material Subsidiaries to exceed 30% of the value of the consolidated assets of the Borrower and its Subsidiaries or (ii), as of the last day of each fiscal quarter of the Borrower, the aggregate revenues of all Domestic Subsidiaries that are not Material Subsidiaries for the four fiscal quarters of the Borrower then-ended to exceed 30% of the consolidated revenues of the Borrower and its Subsidiaries for such four fiscal quarters.

Section 7. Events of Default and Remedies.

Section 7.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of (i) all or any part of the principal of or (ii) interest on any Note or any other Obligation payable hereunder or under any other Loan Document which in the case of this clause (ii) is not paid within 5 Business Days;

(b) default in the observance or performance of any covenant set forth in Sections 6.4, 6.11, 6.12, 6.13, 6.14, 6.15, 6.17, 6.18 or 6.19 hereof;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer or (ii) written notice thereof is given to the Borrower by the Administrative Agent;

(d) any representation or warranty made by the Borrower or any of its Subsidiaries herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any Loan or Letter of Credit made or issued hereunder, proves untrue in any material respect as of the date of the issuance or making thereof;

(e) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void or any of the Pledge Agreements shall for any reason fail to create a valid and perfected first priority Lien (subject to Permitted Liens) in favor of the Administrative Agent in any of the collateral purported to be covered thereby except as expressly permitted by the terms thereof and except as a result of the action or inaction of the Administrative Agent or any Lender, or the Borrower or any of its Subsidiaries takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder that is not permitted hereunder;

(f) default shall occur under (i) any Indebtedness of the Borrower or any of its Subsidiaries aggregating in excess of U.S. $20,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise) or (ii) any Hedge Agreement of the Borrower or any Subsidiary with any Lender or any Affiliate of a Lender;

(g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any of its Subsidiaries, or against any of its Property, in an aggregate amount in excess of U.S. $20,000,000 (except to the extent fully (excluding any deductibles or self-insured retention) covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(h) the Borrower or any of its Subsidiaries, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of U.S. $3,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of U.S. $3,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any of its Subsidiaries, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any of its Subsidiaries, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i) any Change of Control shall occur;

(j) the Borrower or any of its Subsidiaries shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, or any comparable law of any foreign jurisdiction, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 7.1(k) hereof; or

(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries, or any substantial part of any of its Property, or a proceeding described in Section 7.1(j)(v) shall be instituted against the Borrower or any of its Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 7.2. Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) or (k) of Section 7.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Notes to be forthwith due and payable and thereupon all outstanding Notes, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.3. Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 7.1 hereof has occurred and is continuing, then all outstanding Notes shall immediately and automatically become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind which are hereby waived by the Borrower, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately and automatically terminate, the Commitments shall immediately and automatically terminate, and the Borrower shall immediately pay to the Administrative Agent the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 7.4. Collateral for Undrawn Letters of Credit. (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 2.7(b) or under Section 7.2 or 7.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b) All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer, and to the payment of the unpaid balance of any other Obligations. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders; provided, however, that if (i) the Borrower shall have made payment of all such obligations referred to in subsection (a) above, (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (iii) no Letters of Credit, Commitments, Loans or other Obligations remain outstanding hereunder, then the Administrative Agent shall release to the Borrower any remaining amounts held in the Collateral Account.

Section 7.5. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 7.1(c) hereof promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 7.6. Expenses. The Borrower agrees to pay to the Administrative Agent and each Lender, and any other holder of any Note outstanding hereunder, all costs and expenses reasonably incurred or paid by the Administrative Agent and such Lender or any such holder, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default by the Borrower hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any of its Subsidiaries as a debtor thereunder).

Section 8. Change in Circumstances and Contingencies.

Section 8.1. Funding Indemnity. If any Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurocurrency Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender or by reason of breakage of interest rate swap agreements or the liquidation of other hedging contracts or agreements) as a result of:

(a) any payment, prepayment or conversion of a Eurocurrency Loan or Swing Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Section 3 or otherwise) by the Borrower to borrow or continue a Eurocurrency Loan or Swing Loan, or to convert a Base Rate Loan into a Eurocurrency Loan or Swing Loan, on the date specified in a notice given pursuant to Section 2.4(a) hereof,

(c) any failure by the Borrower to make any payment of principal on any Eurocurrency Loan or Swing Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a Eurocurrency Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive absent manifest error.

Section 8.2. Illegality. Notwithstanding any other provisions of this Agreement or any Note, if at any time any change in applicable law, rule or regulation or in the interpretation thereof made after the Closing Date makes it unlawful for any Lender to make or continue to maintain any Eurocurrency Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and the Administrative Agent and such Lender’s obligations to make or maintain Eurocurrency Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurocurrency Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurocurrency Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurocurrency Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 8.3. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurocurrency Loans:

(a) the Administrative Agent determines that deposits in U.S. Dollars or the applicable Alternative Currency (in the applicable amounts) are not being offered to it in the interbank eurocurrency market for such Interest Period, or that by reason of circumstances affecting the interbank eurocurrency market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b) the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurocurrency Loans for such Interest Period or (ii) that the making or funding of Eurocurrency Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurocurrency Loans shall be suspended.

Section 8.4. Yield Protection. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject any Lender (or its Lending Office) to any tax, duty or other charge with respect to its Eurocurrency Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurocurrency Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) of the principal of or interest on its Eurocurrency Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurocurrency Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurocurrency Loans, or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurocurrency Loans any such requirement included in an applicable Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition affecting its Eurocurrency Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurocurrency Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurocurrency Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If, after the date hereof, any Lender or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) A certificate of a Lender claiming compensation under this Section 8.4 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 8.5. Substitution of Lenders. Upon the receipt by the Borrower of (a) a claim from any Lender for compensation under Section 8.4 or 10.1 hereof, (b) notice by any Lender to the Borrower of any illegality pursuant to Section 8.2 hereof or (c) in the event any Lender is in default in any material respect with respect to its obligations under the Loan Documents (any such Lender referred to in clause (a), (b) or (c) above being hereinafter referred to as an “Affected Lender”), the Borrower may, in addition to any other rights the Borrower may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Commitments and the Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to a bank or other institutional lender specified by the Borrower, provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) if the assignment is to a Person other than a Lender, the Borrower shall have received the written consent of the Administrative Agent and the L/C Issuer, which consents shall not be unreasonably withheld or delayed, to such assignment, (iii) the Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 8.1 hereof as if the Loans owing to it were prepaid rather than assigned) other than principal owing to it hereunder, and (iv) the assignment is entered into in accordance with the other requirements of Section 10.10 hereof.

Section 8.6. Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its Eurocurrency Loans to reduce any liability of the Borrower to such Lender under Section 8.4 hereof or to avoid the unavailability of Eurocurrency Loans under Section 8.3 hereof, so long as such designation is not disadvantageous to the Lender.

Section 8.7. Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurocurrency Loans shall be made as if each Lender had actually funded and maintained each Eurocurrency Loan through the purchase of deposits in the interbank eurocurrency market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

Section 9. The Administrative Agent.

Section 9.1. Appointment and Authorization of Administrative Agent. Each Lender hereby appoints Fifth Third Bank, an Ohio banking corporation, as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Notwithstanding the use of the word “Administrative Agent” as a defined term, the Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of any Lender in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein.

Section 9.2. Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in Section 2 hereof to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

Section 9.3. Action by Administrative Agent. If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 6.1 hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in the Loan Documents. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the collateral granted pursuant to the Pledge Agreements and to preserve and protect such collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 9.4. Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 9.5. Liability of Administrative Agent; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 3 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any collateral subject to the Liens granted pursuant to the Pledge Agreements; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto.

Section 9.6. Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

Section 9.7. Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of the Administrative Agent, the Required Lenders, with the consent of the Borrower (provided that during the existence of a Default or Event of Default, such consent shall not be required), shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least U.S. $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor.

Section 9.8. L/C Issuer. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 9, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

Section 9.9. Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 10.10 hereof, as the case may be, any Affiliate of such Lender with whom the Borrower or any Subsidiary has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the collateral subject to the Liens granted pursuant to the Pledge Agreements and the Guaranties as more fully set forth in Section 4 hereof. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution; provided, however, that the consent of any such Affiliate shall not be required for any amendment or other modification to this Agreement or any other Loan Document or for the release of the Borrower or any party to any of the Guaranties.

Section 9.10. Designation of Additional Agents. Bank of America, N.A. is designated as Syndication Agent for this Agreement, and KeyBank National Association and Commonwealth Bank of Australia, New York Branch, are each designated as Co-Documentation Agents for this Agreement. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “arrangers” or other designations for purposes hereto, but no such designation, including the designation of Bank of America N.A. as Syndication Agent and KeyBank National Association and Commonwealth Bank of Australia, New York Branch, as Co-Documentation Agents, shall have any substantive effect, and no such Lenders or their Affiliates shall have any additional powers, duties or responsibilities as a result thereof.

Section 10. Miscellaneous.

Section 10.1. Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 10.1(b) hereof, each payment by the Borrower under this Agreement or the other Loan Documents shall be made without withholding or deduction for or on account of any present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (other than overall net income taxes on the recipient imposed by the jurisdiction in which its principal executive office or Lending Office is located) imposed by or within the jurisdiction in which the Borrower is domiciled, any jurisdiction from which the Borrower or any other Person on behalf of the Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding or deduction is so required by law, the Borrower shall make the withholding or deduction, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower with respect to whom such payments were made shall reimburse the Administrative Agent or such Lender for that payment on demand in the currency in which such payment was made. If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b) U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each such Lender shall submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of the Borrower or the Administrative Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a United States person.

(c) Inability of Lender to Submit Forms. If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof that occurs after the date it became a Lender hereunder, that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 10.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

Section 10.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 10.3. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 10.4. Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes and levies that arise from any payment made under or from the execution, delivery or registration of, performing under or otherwise with respect to this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 10.5. Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 10.6. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 8.1, 8.4, 10.4 and 10.13 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 10.7. Sharing of Set-Off. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

Section 10.8. Notices. (a)  Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to the Lenders and the Administrative Agent shall be addressed to their respective addresses or telecopier numbers set forth on the signature pages hereof, and to the Borrower to:

Cleveland-Cliffs Inc 1100 Superior Avenue
Cleveland, Ohio 44114-2589
Attention:	Secretary
Telephone:	(216) 694-5446
Telecopy:	(216) 694-6741

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or on the signature pages hereof and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or on the signature pages hereof; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt.

(b) Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

Section 10.9. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 10.10. Successors and Assigns; Assignments and Participations. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, its Notes and the Loans at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than U.S. $5,000,000, in the case of any assignment in respect of the Revolving Credit unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii) any assignment of a Commitment must be approved by the Administrative Agent and the L/C Issuer unless the Person that is the proposed assignee is itself a Lender with a Commitment or any Affiliate of any such Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of U.S. $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.4 and 10.11 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders and L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment or waiver described in Sections 10.11(i) and (ii) that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.1 and 8.4(b) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.14 as though it were a Lender, provided such Participant agrees to be subject to Section 10.7 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 8.4(a) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) if it were a Lender shall not be entitled to the benefits of Section 10.1(a) unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.1(b) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.11. Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent or the L/C Issuer are affected thereby, the Administrative Agent and the L/C Issuer, as the case may be; provided that:

(i) no amendment or waiver pursuant to this Section 10.11 shall (A) increase or extend any Commitment of any Lender without the consent of such Lender, (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder or (C) change the application of payments set forth in Section 2.8 hereof without the consent of any Lender adversely affected thereby; and

(ii) no amendment or waiver pursuant to this Section 10.11 shall, unless signed by each Lender, increase the aggregate Commitments of the Lenders (except in accordance with Section 2.1(b) hereof), change the definitions of Termination Date or Required Lenders, change the provisions of this Section 10.11, release any material guarantor or all or substantially all of the collateral subject to the Liens required by Section 4.1 hereof (except as otherwise provided for in the Loan Documents), affect the number of Lenders required to take any action hereunder or under any other Loan Document, or change or waive any provision of any Loan Document that provides for the pro rata nature of disbursements by or payments to Lenders.

Section 10.12. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.13. Costs and Expenses; Indemnification. The Borrower agrees to pay all costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Administrative Agent in connection with periodic environmental audits, fixed asset appraisals, title insurance policies, collateral filing fees and lien searches. The Borrower further agrees to indemnify the Administrative Agent, each Lender, and their respective directors, officers, employees, agents, financial advisors, and consultants against all Damages (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Administrative Agent or a Lender at any time, shall reimburse the Administrative Agent or such Lender for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

Section 10.14. Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrower, whether or not matured, against and on account of the Obligations of the Borrower to that Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 10.15. Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 10.16. Governing Law. This Agreement and the other Loan Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Ohio.

Section 10.17. Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 10.18. Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of the Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 10.19. Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of the Pledge Agreements, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Pledge Agreements.

Section 10.20. Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 10.21. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Section 10.22. Currency. Each reference in this Agreement to U.S. Dollars or to an Alternative Currency (the “relevant currency”) is of the essence. To the fullest extent permitted by law, the obligation of the Borrower in respect of any amount due in the relevant currency under this Agreement shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the Person entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such Person receives such payment. If the amount of the relevant currency so purchased is less than the sum originally due to such Person in the relevant currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Person against such loss, and if the amount of the specified currency so purchased exceeds the sum of (a) the amount originally due to the relevant Person in the specified currency plus (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Person under Section 10.7 hereof, such Person agrees to remit such excess to the Borrower.

Section 10.23. Submission to Jurisdiction; Waiver of Jury Trial. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of Ohio and of any Ohio State court sitting in the City of Cincinnati for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrower, the Administrative Agent, the L/C Issuer and the Lenders hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

Section 10.24. Waiver of Required Notice under Prior Agreement. The Lenders that are party to the Prior Agreement hereby waive the written notice required thereunder for termination thereof and for termination of the Commitments (as defined in the Prior Agreement) thereunder.

[Signature Pages to Follow]

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower”

Cleveland-Cliffs Inc

By /s/ D. J. Gallagher
Name: D.J. Gallagher
Title: Executive Vice President,
Chief Financial Officer and Treasurer

“Lenders”

Fifth Third Bank, an Ohio banking corporation, as a Lender, as L/C Issuer, and as Administrative Agent

By /s/ Gregory D. Amoroso

Name: Gregory D. Amoroso Title: Vice President

Address:

Fifth Third Center

MD 109047

Cincinnati, Ohio 45263

Attention: Loan Syndications

Telecopy: (513) 534-3663

Telephone: (513) 534-7246

Bank of America, N.A., as a Lender and as Syndication Agent

By /s/ Henry F. Bullitt

Name Henry F. Bullitt Title Senior Vice President

Address:

4 Penn Center
1600 JFK Blvd
Philadelphia, PA 19103
Attention: Kenneth G. Wood
Telecopy: (215) 836-3802
Telephone: (215) 836-3816

KeyBank National Association,

as a Lender and as a Co-Documentation Agent

By /s/ Suzannah Harris
Name Suzannah Harris
Title            Vice President

Address:

127	Public Square

Cleveland, Ohio 44114
Attention: Suzannah Harris
Telecopy: (216) 689-4649
Telephone: (216) 689-3589

Commonwealth Bank of Australia, New York Branch, as a Lender and as a

Co-Documentation Agent

By /s/ Jeff Heazlewood

Name Jeff Heazlewood Title Relationship Executive

Address:

599	Lexington Avenue, 17th Floor

New York, NY 10022
Attention: Roger Knott
Telecopy: (212) 336-7722
Telephone: (212) 848-9204

Australia and New Zealand Banking Group Limited, as a Lender

By /s/ J. W. Wade

Name            John W. Wade
Title Director

Address:

1177	Avenue of the Americas

New York, NY 10036
Attention: Orlando Diaz
Telecopy: (212) 556-4840
Telephone: (212) 801-9740

National Australia Bank Limited,

A.B.N. 12 004 044 937, as a Lender

By /s/ Jeff White

Name Jeff White
Title Senior Vice President

Address:

245	Park Avenue, 28th Floor

New York, NY 10167
Attention: Steve Daniels
Telecopy: (212) 983-7360
Telephone: (212) 916-9509

Westpac Banking Corporation, as a Lender

By /s/ Bradley Scammell

Name Bradley Scammell
Title Vice President

Address:

575	Fifth Avenue, 39th Floor

New York, NY 10017
Attention: Isaac Rankin
Telecopy: (212) 551-2779
Telephone: (212) 551-1814

JPMorgan Chase Bank, N.A., as a Lender

By /s/ H. W. Centa
Name            Henry W. Centa
Title Senior Vice President

Address:

Penton Media Building, 13th Floor

Cleveland, Ohio 44114
Attention: Henry W. Centa
Telecopy: (216) 781-4567
Telephone: (216) 781-2675

Charter One Bank, N.A., as a Lender

By /s/ Collin K. Knisely

Name Collin K. Knisely
Title Senior Vice President

Address:

1215	Superior Avenue — SU650

Cleveland, Ohio 44114
Attention: Moses R. Jhirad
Telecopy: (216) 348-0709
Telephone: (216) 277-0865

Fortis Capital Corp., as a Lender

/s/ J. M. Crawford

John M. Crawford Managing Director

By /s/ John W. Doogan
Name John W. Doogan
Title Senior Vice President

Address:

520	Madison Avenue

New York, New York 10022
Attention: Steven Silverstein
Telecopy: (212) 340-5320
Telephone: (212) 340-5324

PNC Bank, National Association, as a Lender

By /s/ Holly Kay

Name Holly Kay Title Corporate Banking Officer

Address:

1375	E. 9th Street, #2430

Cleveland, Ohio 44114
Attention: Joseph G. Moran
Telecopy: (216) 348-8594
Telephone: (216) 348-8560

U.S. Bank National Association, as a Lender

By /s/ David J. Dannemiller

Name David J. Dannemiller
Title VP

Address:

1350	Euclid Avenue, 12th Floor

Cleveland, Ohio 44115
Attention: Dave Dannemiller
Telecopy: (216) 623-9208
Telephone: (216) 623-9233

Wachovia Bank, as a Lender

By /s/ P. Kaufmann

Name Patrick J. Kaufmann
Title Vice President

Address:

Meetinghouse Business Center

2240 Butler Pike
PA5414
Plymouth Meeting, Pennsylvania 19462
Attention: Patrick Kaufmann
Telecopy: (610) 397-2558
Telephone: (610) 397-2561

Harris N.A., as a Lender

By /s/ Thad D. Rasche

Name Thad D. Rasche
Title Director

Address:

111	West Monroe Street

10th Floor
Chicago, Illinois 60603
Attention: Thad Rasche
Telecopy: (312) 461-2591
Telephone: (312) 461-5739

LaSalle Bank, National Association, as a Lender

By /s/ Brian H. Gallagher

Name Brian H. Gallagher
Title Vice President

Address:

1300	E. 9th Street

Suite 1000
Cleveland, Ohio 44114
Attention: Brian H. Gallagher
Telecopy: (216) 802-2212
Telephone: (216) 802-2201

Bank Hapoalim B.M., as a Lender

By /s/ J. Surless /s/ Charles McLaughlin

Name James P. Surless Charles McLaughlin
Title Vice President            Senior Vice President

Address:

1177	Avenue of the Americas

New York, New York 10036
Attention: Dwight Ghans
Telecopy: (212) 782-2187
Telephone: (212) 782-2226

Exhibit A

Notice of Payment Request

[Date]

[Name of Lender]
[Address]

Attention:

Reference is made to the Multicurrency Credit Agreement, dated as of June 23, 2006, among Cleveland-Cliffs Inc, the Lenders party thereto, Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and L/C Issuer (the “Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. [The Borrower has failed to pay its Reimbursement Obligation in the amount of U.S. $     . Your Percentage of the unpaid Reimbursement Obligation is U.S. $     ] or [     has been required to return a payment by the Borrower of a Reimbursement Obligation in the amount of U.S. $     . Your Percentage of the returned Reimbursement Obligation is U.S. $     .]

Very truly yours,

Fifth Third Bank, an Ohio banking

corporation, as L/C Issuer

By

Name
Title

Exhibit B

Notice of Borrowing

Date:  __________, ____

To: Fifth Third Bank, an Ohio banking corporation, as Administrative Agent for the Lenders parties to the Multicurrency Credit Agreement dated as of June 23, 2006 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), among Cleveland-Cliffs Inc, certain Lenders that are signatories thereto, Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and L/C Issuer

Ladies and Gentlemen:

The undersigned, Cleveland-Cliffs Inc (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.4 of the Credit Agreement, of the Borrowing specified below:

1. The Business Day of the proposed Borrowing is      ,      .

2. The aggregate amount and currency of the proposed Borrowing is      .

3. The Borrowing is being advanced under the Revolving Credit.

4. The Borrowing is to be comprised of      of [Base Rate] [Eurocurrency] Loans.

[5. The duration of the Interest Period for the Eurocurrency Loans included in the Borrowing shall be      months.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 5 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

(b) no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

Cleveland-Cliffs Inc

By

Name
Title

Exhibit C

Notice of Continuation/Conversion

Date: ____________, ____

To: Fifth Third Bank, as Administrative Agent for the Lenders parties to the Multicurrency Credit Agreement dated as of June 23, 2006 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Cleveland-Cliffs Inc, certain Lenders that are signatories thereto, Fifth Third Bank, as Administrative Agent and L/C Issuer

Ladies and Gentlemen:

The undersigned, Cleveland-Cliffs Inc, (the “Borrower”), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.4 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1. The conversion/continuation Date is      ,      .

2. The aggregate amount and currency of the Revolving Loans to be [converted] [continued] is      .

3. The Loans are to be [converted into] [continued as] [Eurocurrency] [Base Rate] Loans.

4. [If applicable:] The duration of the Interest Period for the Revolving Loans included in the [conversion] [continuation] shall be      months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion into a Eurocurrency Loan or continuation date of a Eurocurrency Loan, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 5 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); provided, however, that this condition shall not apply to the conversion of an outstanding Eurocurrency Loan to a Base Rate Loan; and

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

Cleveland-Cliffs Inc

By

Name
Title

Exhibit D-1

Revolving Note

June 23, 2006

For Value Received, the undersigned, Cleveland Cliffs Inc, an Ohio corporation (the “Borrower”), hereby promises to pay to the order of       (the “Lender”) on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of Fifth Third Bank, an Ohio banking corporation, as Administrative Agent, in Cincinnati, Ohio, (or in the case of Eurocurrency Loans denominated in an Alternative Currency, at such account with such financial institution as the Administrative Agent has previously notified the Borrower) in the currency of such Loan in accordance with Section 3.1 of the Credit Agreement, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Revolving Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement, the provisions of which are incorporated by reference in this Note.

This Note is one of the Revolving Notes referred to in the Multicurrency Credit Agreement dated as of June 23, 2006, among the Borrower, the Lenders party thereto, Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and L/C Issuer (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Ohio.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

This Note is issued under and subject to the terms of the Credit Agreement. The Borrower acknowledges from time to time that it is indebted to the Lender for such amounts in respect of principal due to it from time to time in accordance with the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

Cleveland-Cliffs Inc

By

Name
Title

Exhibit D-2

Swing Note

U.S. $10,000,000 June 23, 2006

For Value Received, the undersigned, Cleveland-Cliffs Inc, an Ohio corporation (the “Borrower”), hereby promises to pay to the order of Fifth Third Bank, an Ohio banking corporation (the “Lender”) on the Termination Date of the hereinafter defined Credit Agreement, at the principal office of Fifth Third Bank, an Ohio banking corporation, as Administrative Agent, in Cincinnati, Ohio, in immediately available funds, the principal sum of Ten Million U.S. Dollars (U.S. $10,000,000) or, if less, the aggregate unpaid principal amount of all Swing Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Multicurrency Credit Agreement the provisions of which are incorporated by reference in this Note.

This Note is the Swing Note referred to in the Multicurrency Credit Agreement dated as of June 23, 2006 among the Borrower, the Lenders party thereto, Fifth Third Bank, an Ohio banking corporation, as Administrative Agent and L/C Issuer (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Ohio.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

This Note is issued under and subject to the terms of the Credit Agreement. The Borrower acknowledges from time to time that it is indebted to the Lender for such amounts in respect of principal due to it from time to time in accordance with the Credit Agreement.

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

Cleveland-Cliffs Inc

By

Name
Title

Exhibit E

Cleveland-Cliffs Inc

Compliance Certificate

To: Fifth Third Bank, as Administrative Agent under, and the Lenders party to, the Credit Agreement described below

This Compliance Certificate is furnished to the Administrative Agent and the Lenders pursuant to that certain Multicurrency Credit Agreement dated as of June 23, 2006 among us (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The Undersigned hereby certifies that:

1. I am the duly elected      of Cleveland-Cliffs Inc;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4. The financial statements required by Section 6.1 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true and accurate in all material respects as of the date and for the periods covered thereby; and

5. The representations and warranties of the Borrower contained in Section 5 of the Credit Agreement are true and correct in all material respects as though made on and as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date).

6. The Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of      20     .

Cleveland-Cliffs Inc

By

Name
Title

Schedule I

to Compliance Certificate

Cleveland-Cliffs Inc

Compliance Calculations
for Multicurrency Credit Agreement dated as of June 23, 2006

Calculations as of _____________, _______

A. Minimum EBITDA (Section 6.19(a))
1. Net Income for past 4 quarters	U.S. $

2. Interest Expense for past 4 quarters	U.S. $

3. Income taxes paid for past 4 quarters	U.S. $

4. Depreciation and amortization expense for past 4 quarters	U.S. $

5. Sum of Lines A1, A2, A3 and A4 (“EBITDA”)	U.S. $

6. Line A5 must not be less than	U.S. $200,000,000

7. The Borrower is in compliance (circle yes or no)	yes/no

B. Ratio of Total Funded Debt to EBITDA (Section 6.19(b))

1. Total Funded Debt	U.S. $

2. EBITDA (from Line A5 above)	U.S. $

3. Ratio of Line B1 to B2	:1.0

4. Line B3 ratio must not exceed	2.50:1.0

5. The Borrower is in compliance (circle yes or no)	Yes/no

C. Fixed Charge Coverage Ratio (Section 6.19(c))

1. EBITDA (from Line A5 above)	U.S. $

2. Capital Expenditures for past 4 quarters (excluding $43,000,000 of Capital Expenditures incurred by Portman Limited during FY 2005)	U.S. $

3. Joint Venture Equity Investments for past 4 quarters	U.S. $

4. Income taxes paid for past 4 quarters	U.S. $

5. Dividends paid or payable for past 4 quarters	U.S. $

6. Line C1 less the sum of Lines C2, C3, C4 and C5	U.S. $

7. Principal payments for past 4 quarters	U.S. $

8. Interest Expense for past 4 quarters	U.S. $

9. Sum of Lines C7 and C8	U.S. $

10. Ratio of Line C6 to Line C9	:1.0

11. Line C10 ratio must not be less than	3.0:1.0

12. The Borrower is in compliance (circle yes or no)	yes/no

Exhibit F

Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s): Cleveland-Cliffs Inc

4.	Administrative Agent: Fifth Third Bank, an Ohio banking corporation, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement: The Multicurrency Credit Agreement dated as of June 23, 2006 among Cleveland-Cliffs Inc, the Lenders parties thereto, Fifth Third Bank, as Administrative Agent and L/C Issuer.

6.	Assigned Interest:

Facility Assigned2	Aggregate Amount of Commitment/Loans for all Lenders3	Amount of Commitment/Loans Assigned3	Percentage Assigned of Commitment/Loans >4

	U.S. $	U.S. $	%

	U.S. $	U.S. $	%

	U.S. $	U.S. $	%

[7. Trade Date: ]5

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1 Select as applicable.

2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.

3 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

4 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

5 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:      , 20     [To Be Inserted By Administrative Agent And Which Shall Be The Effective Date Of Recordation Of Transfer In The Register Therefor.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

Assignor

[Name of Assignor]

By:

Title:

Assignee

[Name of Assignee]

By:

Title:

Consented to and Accepted:

Fifth Third Bank, as Administrative Agent and L/C Issuer

By

Title:

[Consented to:]6

[Cleveland-Cliffs Inc]

By

Title:

Schedule 1

Commitments

Name of Lender	Commitment

Fifth Third Bank	U.S. $55,000,000

Bank of America, N.A.	U.S. $55,000,000

KeyBank National Association	U.S. $35,000,000

Commonwealth Bank of Australia	U.S. $35,000,000

Charter One Bank, N.A.	U.S. $35,000,000

JPMorgan Chase Bank, N.A.	U.S. $35,000,000

Wachovia Bank, National Association	U.S. $34,000,000

WestPac Banking Corporation	U.S. $30,000,000

Fortis Capital Corp.	U.S. $27,000,000

U.S. Bank National Association	U.S. $27,000,000

PNC Bank, National Association	U.S. $27,000,000

Harris N.A.	U.S. $25,000,000

National Australia Bank Limited	U.S. $25,000,000

LaSalle Bank National Association	U.S. $20,000,000

Australia and New Zealand Banking Group Ltd.	U.S. $20,000,000

Bank Hapoalim B.M.	U.S. $15,000,000

Total	U.S. $500,000,000

6 To be added only if required by the terms of the Credit Agreement.